Frame Agreement for PV-Plant Acquisitions

between

GPR Global Power Resources Ltd., Rämistrasse 31, 8001 Zurich, Switzerland;

(hereinafter referred to as: “GPR”)

and

Prime Sun Power Inc., 100 Wall Street, 21st Floor, New York, NY 10005 USA;

(hereinafter referred to as: “Seller”)

(hereinafter all jointly referred to as: “the Parties”)

regarding

a Frame Agreement for the Acquisition of PV-Plants

(hereinafter referred to as: “the Agreement”)

* * * *

Frame Agreement for PV-Plant Acquisitions	2/8

I.	Preamble

WHEREAS,

•
GPR is a company limited by shares duly incorporated and existing under the substantive laws of Switzerland having its statutory seat in Zurich (Switzerland), which is held by SBFTC Holding Ltd., Rämistrasse 31, 8001 Zurich Switzerland, in order to identify, acquire and transfer to one or more investment vehicles to be created certain alternative energy power stations (i.e. wind and solar power) in the European Union;

•
the Seller is a company limited by shares duly incorporated and existing under the substantive laws of the United States of America having its statutory seat in New York (NY), which was and is in the process of obtaining valid licenses and rights to construct and is constructing through 2010 a series of turnkey photovoltaic power plants (hereinafter referred to as: “PV-Plant(s)”) in Italy with a potential aggregate capacity of approximately 100 Megawatts (hereinafter referred to as: “MW”), whereas 25 MW shall be grid connected in the first half of 2010 and 75 MW until the end of 2010;

•
the Parties intend that, subject to the terms, conditions and procedures as set forth herein, GPR shall acquire from the Seller and the Seller shall sell to GPR as much of the aforesaid capacity as conforms with the technical, legal, and commercial parameters as set forth herein and as agreed from time to time by the Parties hereto according to the terms and conditions contained herein;

•	the Parties shall agree that confidential information shall only be used and be disclosed towards third parties according the regulations and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Parties hereby covenant and agree to the following terms and conditions.

* * * *

Frame Agreement for PV-Plant Acquisitions	3/8

II.	Clauses

A.	General

1.
The Seller will develop in Italy a series of PV-Plants with a goal of an aggregate capacity of approximately 100 MW to be grid connected in 2010, whereas 25 MW will be grid connected in the first half of 2010 and 75 MW until the end of 2010. As each project is defined and finalized by the Seller, the Seller shall exclusively offer the respective PV-Plant(s) to GPR and therefore it shall forward to GPR the checklist with key technical, legal, commercial and pricing details as set forth in Annexe A and Annexe B hereto for review.

2.	The Parties will then meet to discuss and negotiate the terms for the acquisition by GPR of the proposed PV-Plant(s). The purchase price of any proposed PV-Plant will not exceed:

(i)
€ 4.1m (Euro four million one hundred thousand) per MW for PV-Plants grid connected in 2010 pursuant to the Acquisition Agreement as set forth in Annexe C in the event the Seller delivers long-term debt funding of 85% or more;

(ii)
€ 4.05m(Euro four million and fifty thousand) per MW for PV-Plants grid connected in 2010 pursuant to the Acquisition Agreement as set forth in Annexe C in the event the Seller delivers long-term debt funding of at least 80%.

Upon agreement by the Parties of these key parameters, the Parties will enter into a separate Acquisition Agreement for each such PV-Plant in the form and terms as set forth in Annexe B hereto.

If the Parties cannot reach an agreement on the key parameters, the Sellers will be free to offer that particular PV-Plant to any third party investor.

3.
GPR shall undertake to deliver at signing of the first specific Acquisition Agreement a rollover Bank Standby Letter of Credit in the amount of 100% of the equity portion of the purchase price for the first 5 MW as stated such Acquisition Agreement, which shall be carried forward for the next tranches of 5 MW each, the execution of the Bank Standby Letter of Credit being subject to the condition of the prior occurrence of (i) grid connection of the Power Plant(s) as defined in such Acquisition Agreement and Closing of such Acquisition Agreement, and (ii) the provision of long-term debt funding at a debt-equity ratio of 80:20 or at a higher debt rate and overall terms acceptable to GPR. The form of the Standby Letter of Credit will be subject to the approval and acceptance of the Bank providing the Long Term Debt.

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4.	The Parties agree that the Acquisition Agreement(s) will be subject to the delivery of long-term debt funding by the Seller of at least 80% under terms and conditions acceptable for GPR.

5.
The Parties have identified and defined the list of PV-Plants to be grid connected in 2010 as listed in Annexe D (i.e. List of PV-Plants to be grid connected in 2009 and 2010) and have decided to proceed with the acquisition process as to such PV-Plants. The final list of PV-Plant sites of each project shall be enclosed to the corresponding Acquisition Agreement.

6.
The Parties hereby acknowledge and agree that the Seller shall deliver all documents as defined in the Document Request List as enclosed hereto as Annexe E which are required for the agreement on the key parameters as well as for the further acquisition process.

In the event that specific documents as defined in the Document Request List are clearly not necessary for a specific PV-Plant or are not required under the applicable law of a specific PV-Plant, the Seller shall send to GPR a corresponding written notice. The Seller hereby acknowledges and agrees to identify the documents resp. to rename the electronic files to be provided to GPR according to the document indications as given in the Document Request List (Annexe F).

B.	Confidentiality

7.
The Parties hereby acknowledge and agree that any previously concluded non-disclosure agreement between the Parties shall remain in force and shall be applicable to the entire acquisition process as defined herein and in the corresponding Acquisition Agreement(s).

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C.	Term and Termination

8.	This Agreement shall become effective on the day it has been duly signed by both Parties and shall remain in effect until December 31, 2010.

After the lapse of the aforementioned period of time and unless terminated pursuant par. 9 of this Agreement, this Agreement will automatically be renewed for further periods of one year each.

The provisions of this Agreement shall apply retroactively to any confidential information as defined herein, which may have been disclosed in connection with this Agreement priory.

9.
The Parties hereby acknowledge and agree that this Agreement may be terminated (i) at any time by the mutual consent of both Parties in writing or (i) by giving written termination notice by either Party at least three month before the lapse of the first contractual period and subsequently of the contractual one year periods.

D.	Miscellaneous

a)	Assignments

10.
Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned without the prior written consent of the other Party, unless provided by this Agreement or written approval given by such other Party.

b)	Severability

11.
If any part of this Agreement is found or declared invalid or unenforceable, the validity of the remaining clauses shall not be affected thereby and such remaining portion shall remain in full force and effect. In such event, in lieu thereof there shall be added a provision as similar in terms to such and as close to the business rationale of such invalid or unenforceable provision as may be possible and be valid and enforceable. The same applies in the event that a provision of this Agreement has been omitted.

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c)	Amendments

12.	This Agreement may not be amended or supplemented in any manner except by mutual agreement of both Parties in writing.

d)	Entire Agreement

13.
This Agreement supersedes all prior agreements of the Parties with regard to the subject matter hereof except any previously non-disclosure agreement concluded between the Parties. No side agreements exist.

e)	Waiver

14.
The waiver of any breach of any provision under this Agreement by any Party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

f)	Notices

15.	All notices given under this Agreement shall be in writing and shall be addressed to the Parties at their respective addresses set forth in the cover page of this Agreement.

g)	Incorporation

16.	All Annexes attached hereto and to which reference is made herein form an integral part of this Agreement.

h)	Jurisdiction

17.	All and any disputes arising out of or in connection with this Agreement shall be submitted to the exclusive judgement of the competent court in Zurich.

i)	Applicable law

18.
This Agreement shall be construed and ruled exclusively by Swiss substantive law under exclusion of any norms regulating the collision of norms and the UN-Convention on the International Sale of Goods (CISG).

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j)	Entering into force

19.	This Agreement shall enter into force upon signing by both Parties.

k)	Counterparts

20.	This Agreement shall be executed in two (2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

* * * *

Place/Date: Zurich 18th November 2009

GPR Global Power Resources AG

/s/ ELIYAHU Y. KELMAN
(Prof. ELIYAHU Y. KELMAN)
SENIOR PARTNER

Place/Date: Zurich, 18/11/09

Prime Sun Power Inc.

/s/ Olivier de Vergnies
(ACTING CEO)
Olivier de Vergnies

Frame Agreement for PV-Plant Acquisitions	8/8

Annexe A:	Check-list with key parameters

Annexe B:	Check-list meteocontrol

Annexe C:	Acquisition Agreement

Annexe D:	List of PV-Plants to be grid connected in 2009 and 2010

Annexe E:	Document Request List

Acquisition Agreement	9/9

ANNEXE A1

SPECIFICATIONS OF THE POWER PLANT

A.	Specification and criteria of the Power Plant

1.	The Power Plant held by the Company is specified as follows and fulfils the following criteria:

(i)	Name of the SPV (holds Project):

(ii)	Name of the Project:

(iii)	Location of the Project:

(iv)	Location/Address (SPV):

(v)	Country (SPV):

(vi)	Region (SPV):

(vii)	Municipality (SPV):

(viii)	Type of Power Generation:

(ix)	Capacity (kWh at Feed-in Tariff p.a.):

(x)	Installed Capacity (MWp):	25 (Twenty Five MW)

(xi)	Purchase Price (overall)

(xii)	Purchase Price per MWp

(xiii)	Total Size of Power Plant (in ha):

(xiv)	Number of Sites:

(xv)	Size of Sites (in ha):

(xvi)	Owner(s) of the Sites:

(xvii)	Irradiation (KWh/m2/a) (if PV):

sig.:____/___

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(xviii)	Specific energy yield of the
Power Plant (kWh/kWp):

(xix)	Performance ratio:

(xx)	Risk advisor and insurance
broker (if not Marsh GmbH):

(xxi)	Geology:

(xxii)	Topography:

(xxiii)	Earthquake Exposure:

(xxiv)	Easements/Neighbourhood:

(xxv)	Accessibility:

(xxvi)	Land lease (EUR / Ha):

(xxvii)	Land purchase:

(xxviii)	Sale of Power/Feed-in-Tariffs:

(xxix)	Feed-in Tariff Period:

(xxx)	Feed-in Tariff Ending Date:

(xxxi)	Modules: manufacturer/type/number:

(xxxii)	Inverters: manufacturer/type/number:

(xxxiii)	Ground tilt:

(xxxiv)	Distance and access to the grid:

(xxxv)	Connection to grid cost:

(xxxvi)	Number of third party land to
be crossed:

(xxxvii)	Ready-to-Build Date:

(xxxviii)	Connection to Grid Date:

sig.:____/___

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(xxxix)	Special permits, licences and authorisations:

(xl)	Special laws and regulations to consider:

(xli)	Further legal, technical, political and economical facts and circumstances to consider:

(xlii)
Date from which exclusive property of any Feed-in Tariff payment for feeding the power into the power grid shall remain with the Company and shall not be removed and/or used by the Seller (if not Signing Date):

(xliii)
In case this Power Plant is part of a pipeline of various turn-key power plants which currently can be grouped as (solar, rooftop, wind, grouped in regions) having  the following overall capacity which shall be sold by the Seller to the Purchaser, it is hereby agreed that the following maximum prices per MW shall apply for the following categories of Power Plants:

wherefore the Seller commits to exclusively offer all further power plants within the pipeline to the Purchaser and wherefore the Purchaser shall having a first right to refusal according to the above stated terms and conditions. For the avoidance of doubt any Acquisition of a Power Plant within the pipeline shall be deemed to be a fully separate Acquisition Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Annexe A1 to the Agreement to be executed by their duly authorized officers as of the date first above written.

Zurich, this	2nd of March 2010	Place/Date:	02/03/2010

The Purchaser:		The Seller:

GPR Global Power Resources Ltd.		Prime Sun Power Inc.

/s/ Sascha Stanimirov		/s/ Olivier de Vergnies
(SASCHA STANIMIROV)		(Olivier de Vergnies)

Acquisition Agreement	13/13

ANNEXE A2

CHECKLIST FOR INSURANCE OF PHOTOVOLTAIC INSTALLATIONS

General Questions

1.	Insured/ Prospect:

Address:

	Phone:	Fax:	E-Mail:

Contact

person:

Property All-Risk and Business interruption
(please attach your project Expose to the questionnaire)

2.	Property All-Risk

Insured location
(province, country, address)

Plant manufacturer and producer of modules

Replacement value of the total assets including transport, erection and fees

Price of single module

Total number of installed modules

Total power output (KWp)

Mounted on pitched roof, roof integration, slantwise compiled on flat roof, construction on ground or others

Is the insured location fenced? (2.3 m high fence with barbed wire on top is required by Insurance)

- Access control
(24 h/7d during the building phase recommended)
- Security patrols

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Does a protection against
lightning and overvoltage exist, at least
with the following standards:

• External protection against lightning
• Voltage compensation between the modules
• Internal protection against lightning
• Wiring is grounded to avoid conducting loops

Wiring/ E-lnstallation:

• protection against rodents e.g. mice, rats, polecats
• water and UV-resistant insulation

Are the manufacturer’s maintenance requirements complied

Business Interruption

Annual turnover (kWh)/ compensation for electricity fed into the grid

Time of delivery for main components in case of a major damage (PV-Modules, tracing, inverters, transformers)

Any other supplementary information: (e.g. Transformer station fenced in, property of project or grid operator)

Is there an interest for our special “lack	Yes ☐ ☐ No
of earning coverage”?	If yes, please provide
solarisation trend analysis
revenue forecast / energy yield prognos by independent experts or approved simulation software

Please state the required Threshold for economic operation from the revenue forecast:

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3.	Environmental damage Insurance

Basic coverage
For damages to ground, surface water and biodiversity outside of the location

	Are there FFH, Natura 2000 and PSA areas (biotopes) next to the location (within 100 meter)	Yes ☐ ☐ No

	Are there protected species (animals and botanic) on or next to the location (within 100 meter)	Yes ☐ ☐ No If yes, please advise

Additional Cover (in connection with Basic coverage only) additionally for damages to own Ground of the policyholder, including damages to bodies of water

Since when exist the factory at the location?

	Are there polluted ground or bodies of water on the location or can such pollution be expected?	Yes ☐ ☐ No If yes, please advise

	Are there ground-expertises or groundwater examinations on the location done or planned?	Yes ☐ ☐ No If yes, please advise

	Have incidents happened in the past, which have damaged ground, bodies of water or protected species?	Yes ☐ ☐ No If yes, please advise

4.	Transportation Insurance

Which goods are purchased/ Imported?

Which goods are send / Exported?

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Which currency is valid?

Total Sales (excl. tax)

Values domestic	EXW	FCA	CIP	Total

Breakdown
Incoming shipments (domestic) sales)
Earnings

Values import	EXW	FOB/DAF	CIF/CIP	Total

Breakdown
Europe
Africa
Asia
Australia
North/ Central America
South America

Intermediary transportation	Inland	Europe	Rest of the world

Assembly tools/ measuring instruments etc.

Moveable instruments – total value

Maximum value per assembler

Exibitions/ trade fair etc.
(total sum insured per event)

Location

Number per year

Storage

Comissions - Stock storages

How many storage locations ?

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How much is the average value for the inventory stock ?

What is the maximum value?

How often is the storage reverted?

Other external storages

Where?

Which goods are stored?

How long?

How much is the average value for the stock inventory?

What is the maximum value

5.	Erection All Risk (EAR) and optional incl. Advanced loss of Profit Insurance

Period of insurance:

Commencement / start of works:

Duration of erection/construction works:

Anticipated completion of works:

Duration of testing:

Hazards of earthquake, volcanism, tsunami:	Is there a history of volcanism, tsunami at the site?	☐ yes ☐ no
(in the past 100 years and 100 km distance)	Have earthquakes etc. been observed in this area?	☐ yes ☐ no

If so, please state intensity (magnitude)

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Give details of any required special extension of cover: required (e.g. co-insured interests, surrounding property)

Material Damage

Investment amount of the overall	EUR
project
in EUR: thereof
Wind power plants	EUR
Foundations	EUR
Access roads	EUR
Cables	EUR
Transformers	EUR
Transfer station(s)	EUR
Others	EUR

Please indicate limit of indemnity	Risk	Limits of indemnity (each and every loss)
required for the following perils: (are EUR 25 Mio. sufficient?)	Earthquake, volcanism, tsunami:	EUR
	Storm, cyclone, flood, inundation:	EUR

Advanced Loss of Profit (if applicable)

Brief description of the process or services, making special mention of bottlenecks (e.g. transformers stations): (Please attach flow sheet)

Calculated energy production per year in kWh:

Remuneration in Euro Cent each kWh / total:

Desired time excess
(minimum of 7 days):

Maximum indemnity period required to be insured:	☐ 3 month	☐ 6 months
	☐ 12 months	☐ other,

Time related informations:	Date of
(please attach a detailed progress chart of	commencement
the erection works	of works:
(incl. date of arrival on site, erection, testing,
commissioning, handover) regarding all	Testing period:	From:
plant sections and major items)		To:
Anticipated date of completion: (handover following testing)

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Scheduled date of commencement of insured business:

At which date after completion of testing /commissioning is full production to be reached?

Has the risk of transportation (goods of any kind in connection with the project, especially large transformer stations incl. equipment) to be included in the cover for advanced Loss of Profit?	☐ yes ☐ no

If so, please answer the following questions:

Goods to be insured (description)
Serial production or
single production? ☐ serial ☐ single
Manufacturer/
component supplier:

Value of goods:

In case of a claim/ interruption: Can a marine cargo claim (even a partial damage) lead to an interruption? Please state what kind of interruption can occur:

Please state value of possible interruption costs and the period in which the interruption can be finalized:

Period in which the damaged goods can be
exchanged:

Insured voyages/ conveyances:	☐ Sea	☐ Land

Terms of delivery/ condition:

Date of detachment and arrival:

Maximum indemnity period required to be	☐ 3 months	☐ 6 months
insured:	☐ 12 months	☐ other,

Loss prevention:

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Miscellaneous:

Date/Signature

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ANNEXE B

LIST OF AGREEMENTS, LIABILITIES AND OBLIGATIONS
OF THE COMPANY

Liability/Agreement/Obligation	Creditor	Amount

sig.:____/_____

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IN WITNESS WHEREOF, the parties hereto have caused this Annexe B to the Agreement to be executed by their duly authorized officers as of the date first above written.

Zurich, this	2nd of March 2010	Place/Date:	02/03/2010

The Purchaser:		The Seller:

GPR Global Power Resources Ltd.		Prime Sun Power Inc.

/s/ Sascha Stanimirov		/s/ Olivier de Vergnies
(Sascha Stanimirov)		(Olivier de Vergnies)

Acquisition Agreement	23/23

ANNEXE C

DUE DILIGENCE LIST – PART 1

1.	Organization and Corporate Records

1.1	Organizational and ownership charts relating to the Company.

1.2	The Company's excerpt of the commercial register, currently in effect, duly certified by the competent office of commercial register.

1.3	The Company's articles of association as currently in effect, duly certified by the competent office of commercial register

1.4	The Company's organization-bylaws, as currently in effect.

1.5	Minutes from all meetings of the Board of Directors, any committees of the Board of Directors, the management and any of the management's committees, for the past five years.

1.6	Minutes of all meetings of the Company's shareholders and of other groups such as nonvoting stockholders, bondholders, etc., for the past five years.

1.7	History of business activities, including acquisitions, restructurings, reorganizations, dispositions, share repurchases (see, also Section 5.7).

1.8	All contracts or agreements with or pertaining to the Company and to which directors, officers or owners of more than 5% of the Company's stock are parties.

1.9	All documents relating to any other transaction between the Company and any director, officer or owner of more than 5% of the Company's stock.

1.10	All documents pertaining to any receivables from or payables to directors, officers or owners of more than 5% of the Company's stock.

2.	The Company's Shares and its Shareholders

2.1	Copies of the Company's share certificates.

2.2	A copy of the Company's stock ledger.

2.3	The Company's communications to the shareholders for the past five years.

2.4
Agreements relating to the Company's shares to which the Company is party, including stock option plans and agreements pursuant to which the Company has agreed to issue shares or to list shares with a stock exchange.

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2.5	Agreements between the shareholders regarding the Company.

2.6	Other agreements relating to the Company's shares.

2.7	Information about treasury shares.

2.8	Listing particulars of the Company.

2.9	All documents prepared and/or used by the Company in connection with private placements for the past five years.

2.10	Notices of the Company to the stock exchanges for the past five years.

2.11	Information regarding investments in listed companies (interests of more than 1%).

3.	Financing of the Company

3.1	List of all short term and long term debt (including leases, guarantees and other contingent obligations).

3.2	All documents and agreements evidencing borrowings or available borrowings in excess of EUR 50'000, whether secured or unsecured, by the Company.

3.3	All documents and agreements evidencing other material financing arrangements, including leasing arrangements, installment purchases, etc.

3.4	All documents regarding bonds issued by the Company.

3.5	Correspondence with and reports to lenders and rating agencies.

3.6	Excerpts from the competent collection offices regarding collections made against the Company.

4.	Financial Data and Auditors

4.1	Annual financial statements for the past five years and the latest interim financial statements available for the Company.

4.2	Internal budgets and projections for the Company including the assumptions used in preparation thereof.

4.3	Sales and assets by country.

4.4	Details of sales, cost of goods, marketing and R&D by product.

4.5	All letters from the Company's attorneys to the Company's auditors for the past five years.

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4.6	All letters from the Company to the Company's auditors for the past five years regarding certain representations requested by the Company's auditors in connection with their audit of the Company.

4.7	All reports from the Company's auditors to the Company for the past five years.

5.	Contracts

5.1	All joint venture and partnership agreements to which the Company is a party.

5.2	All agreements encumbering real or personal property owned by the Company, including mortgages and other security agreements.

5.3	All material leases of any substantial amount of personal property to which the Company is a party, either as lessor or lessee (to the extent not disclosed under Section 7.1.2).

5.4	Forms of all material warranty provisions of the Company.

5.5	All material licensing agreements and franchises, to which the Company is a party (see, also Sections 6.2 and 6.4).

5.6	All material research and development agreements.

5.7	All significant documents, including indemnity agreements, relating to any material acquisition or disposition by the Company.

5.8	A list of all customers who, during the past five years, have accounted for or who will according to the budget account for in excess of 2% of the Company's revenues in any twelve month period.

5.9	All forms of contracts typically entered into between the Company and its customers or suppliers in the ordinary course of business.

5.10	A list detailing the number of customer complaints for each of the last five years, including an analysis of such complaints and their appropriate resolution, including annual costs relating thereto.

5.11	All contracts which obligate the Company to indemnify a third party where the potential obligation of the Company is not insignificant.

5.12	All engagement letters or contracts entered into with any financial advisor or investment banker; list of all advisors retained and fees payable to them.

5.13	All agreements involving an amount in excess of EUR 50'000 for the purchase of, or payment for, supplies, products or services.

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5.14	All agreements involving an amount in excess of EUR 50'000 to sell or supply products or to perform services.

5.15	All agreements (current or proposed) limiting or restraining the Company from engaging in or competing in any lines of business, or locations, with any person, firm, corporation or other entity.

6.	Intangible Assets

6.1
List of all patents, trademarks and other intellectual property able to be registered and applications therefore used in the Company's business or which relate to the Company's business or name, and which are owned by the Company, indicating those that are subject to adverse claims, and indicating for each the jurisdictions in which it is registered.

6.2
List of patents, trademarks and other intellectual property able to be registered and applications therefore used in the Company's business or which relate to the Company's business or name and which are not owned by the Company, indicating the owner of such intellectual property rights and providing license or other royalty agreements concerning such intellectual property.

6.3
List of all intellectual property rights used in the Company's business or which relate to the Company's business or name, which are not able to be registered (in particular copyright) and which are owned by the Company, indicating those that are subject to adverse claims.

6.4
List of all intellectual property rights used in the Company's business or which relate to the Company's business or name, which are not able to be registered (in particular copyright) and which are not owned by the Company, indicating the owner of such rights and providing license or other royalty agreements concerning such intellectual property.

6.5	List of all software used by the Company indicating the basis for such use, e.g. ownership, license, etc.

6.6	Description of material legally unprotected proprietary information such as know-how, trade and production secrets.

6.7	Technology sharing, use and disclosure agreements.

6.8	Confidentiality and non-disclosure agreements.

6.9	Description of any interference, infringement or unfair competition matters, whether current or potential.

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7.	Tangible Assets

7.1	Personal Property

7.1.1	List of personal property with a book value or fair market value exceeding EUR 50'000 indicating any security interests or encumbrances thereon.

7.1.2	List of material personal property leased, together with the date and term of the relevant leasing agreement, a summary of the termination rights, renewal rights and annual rent.

7.1.3	Leasing agreements concerning personal property which is very important for the Company and leasing agreements stipulating an annual rent exceeding EUR 20'000.

7.1.4	Excerpt of the ownership retention register.

7.2	Real Property

7.2.1	Ownership of Real Property

7.2.1.1	List of real property presently or in the past owned by the Company, together with

(a) the indication of the location and a brief description,

(b) the description of all encumbrances, and

(c) the date of purchase and the date of sale (if sold).

7.2.1.2	Excerpt of the land register for each property.

7.2.1.3	Appraisal report for each property.

7.2.1.4	Documentation of real property history for each property.

7.2.1.5	Information regarding neighborhood disputes.

7.2.1.6	Information regarding zoning law issues, including

(a) zoning plan,

(b) municipal zoning order,

(c) excerpt from the municipal development plan,

(d) excerpt from the state skeleton plan, and

(e) information regarding potential zoning law amendments.

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7.2.1.7	Information regarding parking regulations (municipal and cantonal).

7.2.1.8	Files on construction permits.

7.2.1.9	Building plans, including plan indicating the current use.

7.2.1.10	Building insurance appraisal.

7.2.1.11	Annual building maintenance cost.

7.2.2	Other Rights in Rem of Real Property

7.2.2.1	List of other rights regarding real property, including construction rights registered with the land register, rights of first refusal regarding real property, and servitudes.

7.2.2.2	Excerpt of the land register for each right (if registered on a separate excerpt).

7.2.2.3	Appraisal report for each right.

7.2.2.4	Documentation of each right’s history.

7.2.2.5	Information regarding neighborhood disputes regarding such rights.

7.2.2.6	Information regarding zoning law issues, including

(a) zoning plan,

(b) municipal zoning order,

(c) excerpt from the municipal development plan

(d) excerpt from the state skeleton plan, and

(e) information regarding potential zoning law amendments.

7.2.3	Lease of Real Property

7.2.3.1	List of real property leased by the Company, together with

(a) the location and a brief description, and

(b) a summary of date, term and termination rights, renewal rights and annual rent.

7.2.3.2	Material lease agreements.

Acquisition Agreement	29/29

8.	Environment

8.1	General Environmental Matters

8.1.1	All internal reports, or reports prepared by third parties and furnished to the Company, concerning environmental matters relating to current or former Company properties.

8.1.2	Copies of any statements or reports given by the Company to any federal, cantonal or municipal environmental authority or any other federal cantonal or local authority.

8.1.3	All notices, complaints, suits or similar documents received by the Company by any federal, cantonal or municipal environmental authority or any other federal, cantonal or local authority.

8.1.4	All Company or outside reports concerning past environmental hazards.

8.1.5	All Company or outside environmental risk evaluation studies, reports on precautions taken in case of fire, explosion etc.

8.2	Specific Environmental Matters

The information sought under 8.2.1 to 8.2.6 shall be provided in respect to all current or former properties used by the Company.

8.2.1	Water Protection

8.2.1.1	Excerpts from the water protection map, the ground water protection plan, and cantonal and municipal drainage map.

8.2.1.2	Information on current status on sewage.

8.2.1.3	Orders regarding industrial waste water treatment and regarding waste water limits.

8.2.1.4	List of current and former tanks, indicating volume and current and former use (type of liquids stored).

8.2.1.5	Tank approvals, tank maps, tank revision reports.

8.2.1.6	In respect of tanks no longer used: Shut-down reports, reports on shut-down procedure.

Acquisition Agreement	30/30

8.2.2	Air

8.2.2.1	Company or outside air protection reports, concepts, studies etc.

8.2.2.2	Orders regarding air pollution.

8.2.2.3	Results of official, Company or outside air pollution measurements; confirmation of competent cantonal or municipal authority regarding compliance with air pollution limits.

8.2.3	Noise

8.2.3.1	Company or outside reports on noise levels.

8.2.3.2	Orders regarding noise.

8.2.3.3	Results of official, Company or outside noise measurements; confirmation of competent cantonal or municipal authority regarding compliance with noise limits.

8.2.4	Waste Treatment, Hazardous Materials

8.2.4.1	All Company or outside reports concerning compliance with waste disposal regulations (hazardous or otherwise).

8.2.4.2	A list of all hazardous materials, hazardous substances or hazardous wastes used or generated at the Company’s facilities.

8.2.4.3	Agreements concerning the outsourcing of waste treatment.

8.2.4.4	Reports of the cantonal poison office.

8.2.4.5	Permits of the designated poison specialists.

8.2.5	Site Contamination

8.2.5.1	Excerpts from the site contamination register.

8.2.5.2	Information on past accidents with hazardous materials.

8.2.5.3	Company or outside reports on site decontamination measures.

8.2.5.4	History of land use for the past fifty years.

8.2.5.5	Results of probe drillings.

Acquisition Agreement	31/31

8.2.6	Energy

8.2.6.1	Energy balance sheets.

8.2.6.2	Company or outside reports on energy conservation programs.

9.	Tax Matters

9.1	All state and regional (including foreign) tax returns filed by the Company for the last ten years.

9.2	Copies of the last ten final assessments in respect of state and regional taxes.

9.3	Indication of the years (state and regional) for which no final tax assessments exist.

9.4	History of tax audits and the results of such audits.

9.5	All tax rulings obtained and all tax rulings requested during the past five years.

9.6	List of all pending tax liabilities.

9.7	Information on hidden reserves, on tax basis in assets, and all other information which is material for the assessment of the tax position of the Company.

10.	Insurance

10.1
A schedule of all insurance policies and self-insurance programs, including details on premiums, maximum amounts of coverage, liability retention limits, and claim recoveries/payouts in the last five years.

10.2
Copies of existing insurance policies (including property damage, i.e. fire, water, theft, third party liability, including product liability, business interruption insurance, transportation, software and hardware insurance, employment related insurances such as accident insurance for employees, salary insurance in the event of employee absence due to illness or accident).

10.3	Information on self-insurance and inter-group premium reimbursement agreements.

10.4	Insurance analyses or reports prepared internally or by consultants.

10.5	Filled-in checklist as provided on page 13 of this Annexe

Acquisition Agreement	32/32

11.	Litigation, Government and Regulatory Issues

11.1
A list of all material litigation, claims threatened, administrative proceedings or other governmental investigations or inquiries, pending or threatened, affecting the businesses or operations of the Company.

11.2	Summary of the history of proceedings in respect of each litigation or other proceeding material to the Company’s business.

11.3	All judgments, orders, settlement agreements and other agreements, to which the Company is a party or is bound, requiring or prohibiting any future activities.

11.4	All reports to and filings with any other regulatory bodies which regulate a material portion of the Company’s business.

11.5
All reports, notices or correspondence relating to any alleged violation or infringement by the Company, or otherwise relating to the status of the Company’s compliance with, any local, cantonal or federal law or governmental regulations, orders or permits.

11.6	All of the Company’s material governmental permits, licenses, etc.

11.7	Orders relating to municipal, cantonal or federal subsidies received by the Company.

12.	Competition

12.1	List of the sales during the last business year in the countries in which the Company had major sales activities.

12.2	List of the major geographical and product markets in which the Company is active.

12.3	List of the Company’s market share in the respective markets.

12.4
All correspondence with, reports of or to, filings with, or other material information with respect to any antitrust issue, in particular notices, request and decrees from the Competition Commission for the past five years.

12.5	Company or outside market reports.

12.6	All agreements with competitors, distributors, customers or suppliers which have a negative impact on the relevant market.

Acquisition Agreement	33/33

13.	Miscellaneous

13.1
Recent analyses of the Company or its industries prepared by investment bankers, management consultants, accountants or others, including marketing studies, credit reports and other types of reports, financial or otherwise.

13.2	All significant recent management, marketing, sales or similar reports relating to the business, or products of the Company.

13.3	All press releases issued by the Company for the past five years.

13.4	All recent articles or brochures relating to the Company or any of their products, services or material events.

13.5	Analyst reports and internal studies of the business or industry.

13.6	Any other document and information which, in your judgment, are significant with respect to any portion of the Company’s business and that should be considered by prospective investors.

Acquisition Agreement	34/34

ANNEXE C

DUE DILIGENCE LIST – PART 2

ACQUISITION AGREEMENT 34/34

ANNEXE C

DUE DILIGENCE LIST – PART 2

Questionaire for technical Due Diligence

Project information:

Project- and sub-project-name:	
Project description: (Start date, location)	
Contact person for technical questions: (Name, Position, Address, EMail-Adress)	
Responsible person for administrative questions: (Name, Position, Address, EMail-Adress)	

All documents must be delivered completely in English or German language. Please take care, that all documents are available for mc, before we start the Due Diligence process. For all insufficient documentations we have to demand separately, the additional expenditure of time will be invoiced additionally.

Checked by mc: ◯ mc passed: ◯ open questions: ◯

Acquisition Agreement	35/35

ACQUISITION AGREEMENT 35/35

Questionaire for technical Due Diligence

Detailed-List of required information:

Information (Datasheet, Description, Site Plans, etc.), necessary for the technical Due Diligence by me:	Please mark all boxes, for which the information is attached to the documentation:	Please fill in the data if available:
Technical issiues:		
✓ **Site information:** ○ coordinates ○ site plan →	attached: ○	coordinates: [ ] [ ]
✓ **Facility design:** ○ alignment and inclination of the modules ○ module arrangement and row distance ○ block-diagram → ○ cabling scheme →	attached: ○ ○	alignment: [ ] inclination: [ ] module arrangement: [ ] row distance: [ ]
✓ **PV modules:** ○ manufacturer ○ type ○ number of PV-modules ○ string design (number of modules / string) ○ data sheet → ○ U/I-characteristics at low irradiation, if available → ○ warranty and IEC certificates →	attached: ○ ○ ○	manufacturer: [ ] type: [ ] number of PV-modules (facility): [ ] number of PV-modules (string): [ ]

Acquisition Agreement	36/36

ACQUISITION AGREEMENT 36/38

Questionaire for technical Due Diligence

	attached:	
✓ **Mounting structure:** ○ manufacturer ○ type ○ data sheet → ○ construction scheme →	○ ○	manufacturer: [ ] type: [ ]
✓ **Wiring:** ○ Documentation for each cable used in the facility (DC/AC) including maximal cable losses →	○ →	**Info:** *Please provide us a spreadsheet including length, location, maximum cable losses and cross section for each cable used*
✓ **Inverter:** ○ manufacturer ○ type ○ number ○ data sheet → ○ Documentation including housing type →	attached: ○ ○	manufacturer: [ ] type: [ ] number of inverters: [ ]
✓ **Transformer / Grid Connection:** ○ manufacturer ○ type ○ data sheet → ○ loss factors ○ Grid connection type	attached: ○	manufacturer: [ ] type: [ ] loss factors: [ ] Grid connection type: [ ]
✓ **Previous yield reports / assessments** →	attached: ○

Acquisition Agreement	37/37

ACQUISITION AGREEMENT 37/37

Questionaire for technical Due Diligence

Contract details:		
✓ **EPC contract (once each Project) containing the following points:** ○ civil works ○ mounting structure ○ modules ○ wiring ○ inverter ○ transformers ○ measurement equipment ○ monitoring system ○ security system ○ guarantees, especially performance guarantees ○ all relevant attachments	attached: ○	
✓ **Detailed project-time-schedule**	attached: ○	
✓ **Building license (only for ground mounted systems)**	attached: ○	
✓ **Feed-in permission of the facility**	attached: ○	
✓ **Land lease contract (only for ground mounted systems)**	attached: ○	
✓ **Operation and Maintenance contract with attachments**	attached: ○

Acquisition Agreement	38/38

ACQUISITION AGREEMENT 38/38

Questionaire for technical Due Diligence

Suppliers information:		
✓ **Reference lists (track record) of the project partners (once each project):** → ◦ EPC contractor ◦ suppliers ◦ sub-contractors ◦ O&M contractor	attached: ○	

Date/Signature

Acquisition Agreement	39/39

ANNEXE D

CLOSING MINUTES

The Parties hereby agree that a complete and successful Closing of the Acquisition Agreement regarding the turnkey project named “_________” with a total capacity of 25 MWp, located in _________________________, Italy, has been reached.

* * * *

IN WITNESS WHEREOF, the Parties hereto have caused this Annexe to be executed by their duly authorized officers as of the date written below.

Zurich, this	2nd of March 2010	Place/Date:	02/03/2010

The Purchaser:	The Seller:

GPR Global Power Resources Ltd.	Prime Sun Power Inc.

/s/ Sascha Stanimirov	/s/ Olivier de Vergnies
Sascha Stanimirov	Olivier de Vergnies

Acquisition Agreement	40/40

ANNEXE E

GENERAL TERMS AND CONDITIONS OF ACQUISITION

TABLE OF CONTENTS

CHAPTER 1 – DEFINITIONS		43

A.	Definitions	43

B.	Interpretation	45

C.	Reference to Agreements	45

D.	Incorporation	45

CHAPTER 2 – SCOPE, PURPOSE AND OBJECTIVE		45

A.	Purpose and Objective	45

B.	Main Obligations of the Seller	46

C.	Main Processes	46

CHAPTER 3 – CONSTRUCTION PROCESS		47

A.	Grid Connection	47

B.	Structure of Construction Process	47

C.	Planning and Projecting phase	48

D.	Performance of Project Due Diligence	48

E.	Project Due Diligence Report	49

F.	Construction of the Power Plant	49

G.	Performance of Construction Due Diligence	51

H.	Achievement of Grid Connection	52

CHAPTER 4 – ACQUISITION PROCESS		52

A.	Structure of Acquisition Process	52

B.	Performance of Final Due Diligence	52

C.	Final Due Diligence Report	53

CHAPTER 5 – CLOSING PROCESS		53

A.	Structure of Closing Process	53

B.	Delivery Requirements of the Seller	54

C.	Delivery Requirements of the Purchaser	54

D.	Closing and Signing of Closing Minutes	54

CHAPTER 6 – PURCHASE PRICE		55

A.	Purchase Price	55

B.	Costs	56

CHAPTER 7 – TAXES		56

A.	Principle	56

B.	Taxes levied on the Incorporation of the Company	56

C.	Taxes levied on the Transfer of Real Estate	56

Acquisition Agreement	41/41

D.	Taxes levied on the Contribution of the Power Plant into the Company	56

E.	Taxes levied on the Transfer of the Shares	56

CHAPTER 8 – INSURANCE		56

A.	General Conditions	56

B.	Insurance of the Seller	57

C.	Insurance of the Company	57

D.	Insurances of Sub-Contractors	58

E.	Proof of Insurance Coverage	58

F.	Insurance Proceedings	58

G.	Change of Policy Conditions	58

H.	Insurance Coverage – Effect on Liabilities	58

I.	Damage Mitigation	58

CHAPTER 9 – REPRESENTATIONS AND WARRANTIES OF THE SELLER		58

A.	Shares and Capital Structure of the Company	58

B.	Articles of Association	59

C.	Corporate Organization	59

D.	Entitlement and Representation	59

E.	Books, Records and Accounting	59

F.	Compliance with Relevant Laws	59

G.	Qualification to Do Business	60

H.	No Violations	60

I.	Consents and Approvals	60

J.	Authorisation, Validity and Enforceability	60

K.	No Default, Violation or Litigation	61

L.	Legal Proceedings	61

M.	Employment Matters	61

N.	Returns	62

O.	Absence of Certain Changes	62

P.	Sub-Contractors	62

Q.	Assets	62

R.	Real Estate and Leases	63

S.	Contracts	63

T.	Receivables	63

U.	Licenses, Permits and Authorisations	63

V.	Intellectual Property Rights	63

W.	Claims	64

X.	Power Plant	64

Y.	Consequences	65

CHAPTER 10 – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		65

A.	Corporate Organization	65

B.	No Violations	65

C.	Consents and Approvals	65

D.	Authorization, Validity and Enforceability	65

Acquisition Agreement	42/42

E.	Funds	65

CHAPTER 11 – CONFIDENTIALITY		66

A.	Confidential Information	66

B.	Non Disclosure of Confidential Information	66

C.	Use of Confidential Information	66

D.	Permitted disclosure of Confidential Information	66

E.	Copying and return of furnished Confidential Information	67

F.	Indemnities, injunctive relief	67

G.	Term and Termination	67

H.	No Rights Granted	67

I.	Successors and Assigns	68

J.	Entire Agreement	68

CHAPTER 12 – SIGNING AND ENTERING INTO FORCE		68

A.	Signing Date and Procedure	68

B.	Entering into Force	68

CHAPTER 13 – TERMINATION AND MATERIAL BREACH		68

A.	Termination	68

B.	Effect of Termination	68

C.	Material Breach	68

D.	Force Majeure	70

CHAPTER 14 – INDEMNIFICATION		70

A.	Indemnification by the Seller	70

B.	Indemnification by the Purchaser	70

C.	Limitation of Indemnification Obligations	70

D.	Procedure; Conditions to Indemnification	71

E.	Exclusivity	72

CHAPTER 15 – MISCELLANEOUS		72

A.	Notices of Default	72

B.	Assignment	72

C.	Severability	72

D.	Binding Effect	73

E.	Notices	73

F.	Entire Agreement	73

G.	Third Party Beneficiaries	73

H.	Waiver	73

I.	Expenses	73

J.	Language of the Agreement	73

K.	Good Faith	73

L.	Governing Law	74

M.	Jurisdiction	74

N.	Counterparts	74

Acquisition Agreement	43/43

CHAPTER 1– DEFINITIONS

A.	Definitions

1.	The terms below as used in this Agreement shall have the following meanings:

“Absence of Revocation Reasons” shall have the meaning as set forth in art. 17.

“Achievement of Acceptance” shall have the meaning as set forth in art. 17.

“Achievement of Capacity at Feed-in Tariff” shall have the meaning as set forth in art. 17.

“Achievement of Feeding the Power Grid” shall have the meaning as set forth in art. 17.

“Achievement of Revenue Production” shall have the meaning as set forth in art. 17.

“Acquisition Process” shall have the meaning as set forth in art. 14.

“Affiliate” means any legal entity which, at the time of the signing of this Agreement, is directly or indirectly controlling, controlled by or under common control with any of the Parties or is otherwise strongly connected or associated to the Parties.

“Agreement” means this Acquisition Agreement.

“Authorized Recipients” means any related companies, directors, officers, partners, Employees, agents, lawyers, engineers, accountants, auditors, bankers, investors and other consultants of the Receiving Party being under professional or contractual obligation not to disclose the Confidential Information as defined in this Agreement.

“Business Day” means a working day (other than a Saturday or Sunday) on which the banks are open for ordinary banking business in Zurich.

“Capacity” shall have the meaning as set forth in Annexe A1.

“Closing” shall mean the successful and complete Closing of this Agreement as set forth in art. 73 et seq.

“Closing Process” shall have the meaning as set forth in art. 14.

“Closing Minutes” shall have the meaning as set forth in art. 76.

“CO” means the Swiss Code of Obligations.

“Company” shall have the meaning as defined in art. 8 and art. 9.

“Completion of the Construction” shall have the meaning as set forth in art. 17.

“Compliance with all Guarantees” shall have the meaning as set forth in art. 17.

“Compliance with all Laws” shall have the meaning as set forth in art. 17.

“Compliance with all Licenses” shall have the meaning as set forth in art. 17.

“Compliance with General Building and Construction Rules” shall have the meaning as set forth in art. 17.

“Confidentiality Obligation” shall have the meaning as set forth in art. 191.

“Confidential Information” shall have the meaning as set forth in art. 187.

“Connection to Grid Date” shall have the meaning as set forth in art. 19 and Annexe A1.

“Construction Due Diligence” shall have the meaning as set forth in art. 54.

“Construction Due Diligence Notice” shall have the meaning as set forth in art. 55.

“Construction Process” shall have the meaning as set forth in art. 14.

“Construction Schedule” shall have the meaning as set forth in art. 20.

“Disagreement Notice” shall have the meaning as set forth in art. 53.

“Disclosing Party” means the Party disclosing Confidential Information to the other Party.

“Employees” means any employee employed by the Parties on the Signing Date of this Agreement, including without limitation, those employees who on the Signing Date of this Agreement are on leave.

“Feed-in Tariff” shall have the meaning as set in Annexe A1.

“Final Due Diligence” shall have the meaning as set forth in the Preamble and in art. 61 et seq.

“Final Due Diligence Report” shall have the meaning as set forth in art. 66.

Acquisition Agreement	44/44

“Final Test” shall have the meaning as set forth in art. 42.

“Final Test Report” shall have the meaning as set forth in art. 42.

“Force Majeure” shall have the meaning as set forth in art. 224.

“Guarantee” means any warranties, representations and other guarantees, such as, without being limited to, product, system and/or performance guarantees, for any part of the Power Plant given by the suppliers and/or producers of such part of the Power Plant which according to the general building and construction rules may reasonably be requested for operating the Power Plant for a period of at least 20 years.

“Grid Connection” shall have the meaning as set forth in the Preamble and in art. 17.

“Indemnified Party” shall have the meaning as set forth in art. 232.

“Indemnifying Party” shall have the meaning as set forth in art. 232.

“Insurance Coverage” shall have the meaning as set forth in art. 94.

“Intellectual Property Rights” shall have the meaning as set forth in art. 166.

“Licenses” shall have the meaning as set forth in art. 9.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or other), conditional sale agreement, claim of any third party of whatever nature and/or any other adverse claim of any kind.

“Losses” means losses (including diminution of value), liabilities, damages, expenses (including reasonable expenses of defence and investigation related to any claim of any loss), costs and reasonable legal fees and disbursements collectively.

“Material Adverse Effect” means, with respect to any Party, a material adverse effect on the assets, liabilities, financial conditions, results of operation or business of such Party, or its right to conduct its business as presently conducted, individually or in the aggregate.

“Material Breach” shall have the meaning as set forth in art. 215.

“MW” means Megawatt.

“MWh” means Megawatt hour.

“MWp” means Megawatts-peak.

“Net Purchase Price” shall have the meaning as set forth in art. 82.

“Person” means any individual, corporation, private company limited by shares, partnership, joint venture, association, joint shares company, limited liability company, trust, unincorporated organization or any government or agency or political subdivision thereof.

“Power Plant” shall have the meaning as defined in art. 8 and art. 9.

“Progress Reports” shall have the meaning as set forth in art. 51.

“Project Due Diligence” shall have the meaning as set forth in art. 26.

“Project Due Diligence Report” shall have the meaning as set forth in art. 29.

“Purchaser” shall have the meaning as set forth on the first page of this Agreement.

“Purchase Price” shall have the meaning as set in art. 81 et seq.

“Receivables” shall have the meaning as set forth in art. 164.

“Received Payments for Power Feed-in” shall have the meaning as set forth in art. 78.

“Receiving Party” means the Party receiving Confidential Information from the other Party.

“Seller” shall have the meaning as set forth on the first page of this Agreement and shall include any of the Seller’s subsidiaries, officers, Employees and agents.

“Shares” are all shares in the Company holding full and sole ownership of the Power Plant.

“Signing” means the signing of this Acquisition Agreement by both Parties.

“Signing Date” means the signing date of this Acquisition Agreement by both Parties.

“Sub-Contractor” shall have the meaning as set forth in art. 43.

“Subsidiary” means any legal entity which is directly or indirectly controlling, controlled by or under common control with any of the Parties.

“Tax(es)” means any taxes imposed by any governmental body including, but not limited to, taxes on or measured by income, estimated income, franchise, capital shares, capital gains, distributed capital, employee’s withholding, non-resident alien withholding, backup withholding, social security, including, but not limited to, old age and survivors, occupation, unemployment, disability and accident insurance premiums, value added taxes, taxes on services, real property, personal property, sales, use, excise, transfer, gross receipts, inventory and merchandise, business privilege, and other taxes or governmental fees or charges or amounts required to be withheld and paid over to any government in respect of any tax or governmental fee or charge, including any interest, penalties, or additions to tax on the foregoing whether or not disputed.

Acquisition Agreement	45/45

“Transfer of all Licenses and Guarantees” shall have the meaning as set forth in art. 17.

B.	Interpretation

2.
Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Whenever a reference is made in this Agreement to Articles, Paragraphs, or Annexes, such reference shall be to an Article or Paragraph or Annexe to this Agreement unless otherwise is indicated.

3.	The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.	Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

5.	Whenever a reference is made in this Agreement, be it express or implied, to an enactment, it includes references to:

(i)	that enactment as re-enacted, amended, extended or applied by or under any other enactment before or after the signature of this Agreement;

(ii)	any enactment which that enactment re-enacts (with or without modification);

(iii)
any subordinate legislation made (before or after the signature of this Agreement) under that enactment, as re-enacted, amended, extended or applied as described in paragraph (i) above, or under any enactment referred to in paragraph (ii) above; and

(iv)	any legislation in any jurisdiction.

C.	Reference to Agreements

6.
Any agreement referred to in this Agreement shall mean such agreement as amended, supplemented or modified from time to time prior to the Signing of this Agreement to the extent permitted by the applicable provisions hereof and thereof, and shall include all exhibits, annexes and other documents or agreements attached thereto.

D.	Incorporation

7.	All Annexes attached hereto and to which reference is made herein are incorporated by reference as if fully set forth herein and form an integral part of this Agreement.

CHAPTER 2- SCOPE, PURPOSE AND OBJECTIVE

A.	Purpose and Objective

8.
The Purchaser desires to acquire all Shares in the Company (or more than one Company) holding full and sole ownership of the Power Plant (or more than one Power Plant) as defined in Annexe A1 to this Agreement including the assignment of all required licenses, permits, authorisations, leasing contracts or real estate purchase contracts in case land is purchased, relating to such Power Plant, to be delivered turnkey, i.e. fully operative with Grid Connection.

9.	The Company holding the Power Plant as defined in Annexe A1 shall be a corporate entity which cumulatively:

(i)	has been specifically established in order to hold full and sole ownership of the Power Plant and to operate the Power Plant;

(ii)	has good and marketable title to all of its properties and assets, including, without being limited to, the Power Plant and any related part thereof free and clear of all any Liens;

(iii)
holds all licenses, consents, permits, approvals and authorisations etc., be it of, without being limited to, european, national, regional or communal nature, required for the achievement of Grid Connection and for the holding and operating of the Power Plant at the agreed Capacity as well as at the agreed Feed-in Tariff for a period of at least 20 years upon achievement of the Grid Connection (hereinafter referred to as. “the Licenses”), whereby the Seller grants that such licenses, consents, permits, approvals and authorisations etc. have irrevocably and unconditionally been obtained and are fully valid;

(iv)	holds all Guarantees, whereby the Seller grants that Guarantees have irrevocably and unconditionally been obtained and are fully valid;

(v)	does not employ any Employees and does not have any obligation resulting out of an employment or similar agreement; and

(vi)
does not have any contractual obligations of whatsoever nature, except (i) the rights to use the ground of the Power Plant based on lease, ground purchase or other similar agreements as specified in Annexe A1, (ii) the necessary rights to hold and operate the Power Plant, and (iii) any long-term funding disclosed before Closing to the Purchaser.

10.
The Seller shall be obliged to cover all costs relating to the establishment and/or the incorporation of the Company, including, without being limited to, any Taxes levied on the establishment and/or the incorporation of the Company.

Acquisition Agreement	46/46

11.
The Seller shall be obliged to ensure that the contribution of the Power Plant as well as the contribution of all Licenses into the Company shall have no tax implications for the Company of whatsoever nature.

12.
The Company shall have no other contractual obligations except those explicitly referred to in Annexe B. The Seller warrants and represents that the Company shall not be a contracting party to any agreement relating to the construction of the Power Plant.

B.	Main Obligations of the Seller

13.	The main obligations of the Seller shall inter alia, without being limited to, be:

(i)	to observe the respective provisions and regulations as set forth in Chapter 3 hereof if the Power Plant has not yet achieved the Grid Connection as set forth in art. 17 hereof;

(ii)	to deliver the Power Plant turnkey, i.e. fully operative and with Grid Connection, at such delivery date as specified in Annexe A1;

(iii)	to perform and fulfil all of its obligations as set forth in each of the defined processes of this Agreement;

(iv)
to provide the Purchaser at any time during all processes as defined in this Agreement with all requested information, documentation and data related to the Power Plant which shall be accurate, true and complete in order to enable the Purchaser to perform complete and thorough due diligences as foreseen in this Agreement in order to assess whether all conditions as set forth in this Agreement have been fulfilled. The Parties hereby acknowledge and agree that the Seller shall deliver all documents as defined in the document request list as enclosed hereto as Annexe F which are required for the specification of the key parameters as well as for the Acquisition Process. In the event that specific documents as defined in Annexe F are clearly not necessary for the Power Plant or are not required under the applicable law of the Power Plant, the Seller shall send to the Purchaser a corresponding written notice. The Seller hereby acknowledges and agrees to identify the documents respectively to rename the electronic files to be provided to the Purchaser according to the document indications as given in Annexe F;

(v)
to guarantee at any time full access to the site as well as to all relevant documentation, information and data relating to the Company and the Power Plant during all processes as defined in this Agreement;

(vi)
to constantly inform the Purchaser without delay about all present and expected legal, political and economic facts relating to the Company and/or the Power Plant which may negatively affect the successful acquisition of the Company, the future operation of the Power Plant, the expected core data or key values of the Power Plant and/or the business expectations of the Purchaser, be it, without being limited to, the Feed-in Tariff available for the produced energy or their future development, land and land-lease issues or their future development;

(vii)	to offer any assistance which may reasonably be required in order to allow the Purchaser to conduct the due diligence processes as foreseen herein;

(viii)	to fully comply with the confidentiality obligation as set forth in this Agreement;

(ix)	to fulfil all representations and warranties as stated in this Agreement as well as in the Annexes hereto.

C.	Main Processes

14.
The acquisition of the Company holding the Power Plant and to the extent that at Signing the Power Plant has not achieved the Grid Connection hereof including the planning and the execution of the construction of the Power Plant up to the achievement of the Grid Connection shall be accomplished by observing the following process structure:

a.
The construction process (hereinafter referred to as: “Construction Process”) as outlined in Chapter 3 hereof shall apply to the extent that the Power Plant held by the Company at Signing has not achieved Grid Connection and shall consist of:

(i)	Planning and Projecting phase;

(ii)	Performance of the Project Due Diligence;

(iii)	Project Due Diligence Report;

(iv)	Construction of the Power Plant;

(v)	Performance of the Construction Due Diligence;

(vi)	Achievement of Grid Connection.

b.	The acquisition process (hereinafter referred to as: “Acquisition Process”) as regulated in Chapter 4 hereof shall consist of:

(i)	Performance of the Final Due Diligence;

(ii)	Final Due Diligence Report;

c.	The closing process (hereinafter referred to as: “Closing Process”) as defined in Chapter 5 hereof shall consist of:

(i)	Delivery Requirements of the Seller;

(ii)	Delivery Requirements of the Purchaser;

(iii)	Closing and Signing of Closing Minutes.

Acquisition Agreement	47/47

CHAPTER 3– CONSTRUCTION PROCESS

A.	Grid Connection

15.
In case the Grid Connection as defined in art. 17 has not yet been achieved, the Seller shall be obliged to perform the required planning and/or construction obligations according to the Construction Process as defined in this Chapter in order to achieve Grid Connection.

16.	In case the Grid Connection as defined below has already been achieved, the Parties shall proceed with the terms and conditions as set forth herein for the Acquisition Process.

Should the Final Due Diligence reveal that any obligation as set forth in the Construction Process of this Agreement has not been fulfilled whereas as a result Grid Connection has therefore not or not completely been achieved, the Seller shall be obliged to observe mutatis mutandis the terms and conditions as set forth in this Chapter until Grid Connection has completely been achieved.

17.	The Grid Connection of the Power Plant shall be considered to be achieved exclusively if the following requirements have cumulatively been fulfilled:

(i)
the construction of the Power Plant has been completed in accordance with the specifications as agreed in this Agreement and such instructions given by the Purchaser in accordance with the terms and conditions of this Agreement, especially with regard to the main construction as well as all parts pertaining to the power generation capability of the Power Plant for a minimum time period of 20 years upon achievement of Grid Connection, wherefore only ordinary maintenance work and/or minor surface work may still be outstanding (hereinafter referred to as: “Completion of the Construction”);

(ii)
the construction of the Power Plant has been completed in accordance and full compliance with all applicable laws, rules and regulations, including, without being limited to, safety regulations, labour laws, construction laws and environmental regulations (hereinafter referred to as: “Compliance with all Laws”);

(iii)
the construction of the Power Plant has been completed in accordance with the generally accepted rules of building and construction (hereinafter referred to as: “Compliance with General Building and Construction Rules”);

(iv)
the construction of the Power Plant has been completed in accordance with and all Licenses have irrevocably and unconditionally been obtained and are fully valid at Grid Connection (hereinafter referred to as: “Compliance with all Licenses”);

(v)	all Guarantees have irrevocably and unconditionally been obtained and are fully valid at Grid Connection (hereinafter referred to as: “Compliance with all Guarantees”);

(vi)	the Power Plant, all Licenses and Guarantees are irrevocably, fully and validly transferred to the Company at Grid Connection (hereinafter referred to as: “Transfer of all Licenses and Guarantees”);

(vii)
no part of the construction of the Power Plant has been performed in any way whatsoever which may lead to a revocation of the Grid Connection due to a revocation of any licenses, consents, permits, approvals and authorisations etc. or due to any other reason attributable to the Seller (hereinafter referred to as: “Absence of Revocation Reasons”);

(viii)	the Power Plant is producing energy at the Feed-in Tariff and at the Capacity as specified in Annexe A1 hereto (hereinafter referred to as: “Achievement of Capacity at Feed-in Tariff);

(ix)
the Power Plant has been connected to the power grid of the respective power grid operator and/or energy company in such a manner that the produced energy may be fed into the power grid at the agreed Capacity without limitation (hereinafter referred to as: “Achievement of Feeding the Power Grid”);

(x)	the Company has already received the first payment at full Feed-in Tariff for feeding the power at full Capacity into the power grid (hereinafter referred to as: “Achievement of Revenue Production”);

(xi)
all responsible authorities of all applicable jurisdictions have given any necessary approvals and acceptance regarding the constructed Power Plant and its Grid Connection (hereinafter referred to as: “Achievement of Acceptance”).

B.	Structure of Construction Process

18.	The Construction Process shall consist of the following sections:

(i)	Planning and Projecting phase;

(ii)	Performance of the Project Due Diligence;

(iii)	Project Due Diligence Report;

-       Notice of positive outcome;

-       Notice of negative outcome;

(iv)	Construction of the Power Plant;

(v)	Performance of the Construction Due Diligence;

(vi)	Achievement of Grid Connection.

Acquisition Agreement	48/48

C.	Planning and Projecting phase

19.	The Seller shall be obliged to plan and project the construction of the Power Plant in order to guarantee that:

(i)
the Power Plant fulfils the agreed specifications and requirements as defined herein and in Annexe A1 hereto, especially, but not limited to, the capability to produce power at the agreed Capacity at the agreed Feed-in Tariff; and that

(ii)	the Grid Connection will be achieved at Connection to Grid Date as specified in Annexe A1 (hereinafter referred to as: “Connection to Grid Date”).

20.
The Seller shall be obliged to establish an accurate and complete time schedule for the entire Construction Process (hereinafter referred to as: “Construction Schedule”) which shall guarantee the achievement of Grid Connection at the latest until the Connection to Grid Date.

21.
The Parties hereby acknowledge and agree that the Purchaser shall be entitled to claim any adjustments and/or amendments of the projected Power Plant to the extent that they lead to a better performance (i.e. effectively produced MWh per year) of the Power Plant, such as, without being limited to, the reduction of the number of modules, replacement of modules as well as the rearrangement of the positioning of such modules, especially in order to avoid tilt angles, shadowing and similar effects.

The Seller hereby acknowledges and agrees:

(i)
to be obliged to accept and observe any adjustment and/or amendment instructions as described above given by the Purchaser to the extent that they improve the performance (i.e. MWh per year) of the Power Plant, and

(ii)	that such instructions may reduce the Purchase Price as defined in this Agreement, and

(iii)	that such reduction of the Purchase Price shall not be compensated to the Seller in whatsoever way and shall be at the exclusive benefit of the Purchaser.

In case such adjustments and/or and amendments claimed by the Purchaser will have any negative effect of whatsoever kind on the Grid Connection, e.g. on any of the Licenses, then the Seller shall immediately and before starting the construction inform the Purchaser of such effect.

22.
The Seller shall be obliged to provide to the Purchaser all existing lease, ground purchase or other similar agreements as well as any existing information, documentation and data with regard to the technical planning of the Power Plant, the Licenses and the financing of the construction of the Power Plant. The Seller shall be obliged to continuously provide to the Purchaser such lease, ground purchase and/or other similar agreements as well as any information, documentation and data with regard to the technical planning of the Power Plant, the Licenses and the financing of the construction of the Power Plant as soon as they become available. The Seller shall be obliged to provide all information, documentation and data also in electronic form if requested.

23.
The Seller shall be obliged to register any concluded lease, ground purchase or other similar agreements, including, without being limited to, easement, wayleave and/or cable wayleave agreements, with the land registry office on the respective entry in the land registry unless otherwise instructed by the Purchaser.

24.
The Seller shall be obliged to comply during the planning and projecting phase with all conditions and requirements of the insurance coverage as set forth in Chapter 7 hereof, especially, without being limited to, the construction all-risk insurance and the conditions and requirements set forth by the insurer, wherefore the Seller shall be obliged to make sure that the construction will comply with any such conditions and requirements.

25.	The Parties hereby acknowledge and agree that the fulfilment of all above mentioned obligations shall be subject to the Project Due Diligence.

D.	Performance of Project Due Diligence

26.
The Purchaser shall be entitled to perform a complete and thorough due diligence of the Planning and Projecting phase of the projected Power Plant before the beginning of the construction of the Power Plant (hereinafter referred to as: “Project Due Diligence”).

27.
The Seller shall be obliged to deliver to the Purchaser any information, documentation and data regarding the projected Power Plant requested by the Purchaser. Original copies shall be delivered only to the extent that they have been explicitly requested by the Purchaser. The Seller shall be obliged to provide all information, documentation and data also in electronic form if requested.

The Seller shall be obliged to grant the Purchaser, its officers, authorised agents and/or representatives any requested access, without being limited, to the plans, records, contracts, documents, data, files and any other information for the performance of the Project Due Diligence.

28.
The Seller shall be obliged to immediately and continuously inform the Purchaser in detail about any change, amendment, adjustments and/or new developments which may have a Material Adverse Effect affect on the Grid Connection, e.g. the construction and/or the operation of the Power Plant, such as, without being limited to, the future economic development of the Power Plant and/or the Company with regard, without being limited to, legislation, licenses, land and/or lease regulations and feed-in tariffs.

Acquisition Agreement	49/49

E.	Project Due Diligence Report

a.	Project Due Diligence Report

29.
The Purchaser shall be entitled to perform the Project Due Diligence within a reasonable time period (approximately 30 days) after the Purchaser has received (i) all necessary and requested information, documentation and data from the Seller and (ii) had all requested access pursuant to art. 27 par. 2 of this Agreement. The time period will be prolonged in case the Purchaser has not received all necessary information, documentation and data from the Seller.

The Purchaser shall inform the Seller in writing about the outcome of the Project Due Diligence (hereinafter referred to as: “Project Due Diligence Report”) within the aforementioned time period.

30.
The Seller acknowledges and agrees that the outcome of the Project Due Diligence Report shall not prejudice any of the Purchaser’s right to give binding instructions and directives pursuant to art. 38 nor does it prejudice in any way any of the Seller’s warranties and representations made in this Agreement.

b.	Negative outcome of Project Due Diligence Report

31.
In case of a negative outcome of the Project Due Diligence Report, the Purchaser shall be entitled to describe in detail the reasons for the negative outcome, list the defaults and - to the extent possible - list remedying instructions in the Project Due Diligence Report.

As default shall be regarded any action, fact, plan, project detail and/or any other obstacle of whatever nature which:

(i)	impedes the achievement of Grid Connection of the Power Plant;

(ii)	is objectively able to impede the achievement of Grid Connection of the Power Plant; or

(iii)	impedes or is objectively able to impede the achievement of Grid Connection at the latest until the Connection to Grid Date.

32.
The Parties hereby acknowledge and agree that in case of a default the Seller shall be obliged and entitled to immediately remedy such default within a reasonable time period and shall be obliged to follow the instructions and directives received from the Purchaser in order to achieve a positive outcome of the Project Due Diligence.

33.
The Parties hereby acknowledge and agree that if the Seller fails to timely remedy any above mentioned default, such failure shall be deemed to be a Material Breach of this Agreement and the terms and obligations of art. 215 et seq. shall apply to the extent that no exception as defined in art. 216 is given.

34.
To the extent that the Purchaser has requested any remedying measures after the defaults as listed in the Project Due Diligence Report have been successfully remedied by the Seller according to the instructions and directives given by the Purchaser and the Purchaser has approved the results of such remedies, the Purchaser shall give the notice of positive outcome of the Project Due Diligence.

c.	Positive outcome of Project Due Diligence Report

35.
The Seller shall be obliged to begin the construction of the Power Plant in accordance with the Construction Schedule after the notice of the positive outcome of the Project Due Diligence Report has been given by the Purchaser. The notice of the posivite outcome of the Project Due Diligence Report does not in any way prejudice the Seller’s warranties and representations made in this Agreement.

F.	Construction of the Power Plant

a.	General Conditions

36.	The Seller shall be obliged to construct the Power Plant in accordance with any specification agreed herein and in conformity with any applicable regulation of whatever nature.

37.
The Seller shall be obliged to comply during the construction phase with all conditions and requirements of the insurance coverage as set forth in Chapter 7 hereof, especially, without being limited to, with the conditions and requirements of the construction all-risk insurance and the conditions and requirements set forth by the insurer.

38.
The Seller hereby acknowledges and agrees that the Purchaser shall be entitled to give at any time binding instructions and directives with regard to the construction of the Power Plant to the extent that:

(i)	such instruction and directive does not lead to an increase of the construction costs, unless the Parties have agreed in writing about the settlement of such increase of the construction costs;

(ii)	it does not negatively affect the achievement of Grid Connection until the Connection to Grid Date.

Unless the Parties have not otherwise agreed in writing it is agreed that any execution by the Purchaser of such instruction and/or directive received from the Purchaser does not entitle the Seller to claim an increase of the Purchase Price nor shall it be deemed to cause or to have caused any delay in the Construction Process or have delayed the achievement of Grid Connection until the Connection to Grid Date.

39.
The Seller shall be obliged to inform the Purchaser immediately and in detail of any required and indispensable substantial deviation from any agreed specification of the Power Plant as well as from any binding instructions and/or directives received from the Purchaser.

Acquisition Agreement	50/50

The Parties agree that any deviation which may have a negative impact on the agreed Grid Connection shall be deemed as substantial deviation.

40.
The Seller hereby acknowledges and agrees that any substantial deviation as described in art. 39 of this Agreement forms a Material Breach of this Agreement and the terms and obligations of art. 215 et seq. shall apply to the extent that no exception as defined in art. 216 is given.

b.	Testing and Test Reports

41.
The Seller shall be obliged to perform sufficient tests of all functional parts of the Power Plant before and after the construction has been completed and shall compose detailed test reports to be sent in writing to the Purchaser.

42.
The Seller shall be obliged to perform a final test of the functionality of the entire Power Plant after the completion of the construction of the Power Plant, especially with regard to, without being limited to, the Capacity of the Power Plant, (hereinafter referred to as: “Final Test”) and shall compose a detailed final test report to be sent in writing to the Purchaser (hereinafter referred to as: “Final Test Report”).

The Purchaser, its officers, authorised advisors, agents and/or representatives, any third party surveyor, without being limited to, shall be fully entitled to attend and supervise such Final Test without any restriction, wherefore the Seller shall give to the Purchaser reasonable prior notice in order to attend and supervise such Final Test.

c.	Sub-Contractors

43.
The Seller shall be obliged to engage, without being limited to, competent construction personnel, architects, engineers, construction companies, suppliers and/or producers of any part of the Power Plant and/or other sub-contractors (hereinafter jointly referred to as: “Sub-Contractors”), (i) whom it may reasonably be expected from that they will perform their work in a timely and reliable manner in order to achieve Grid Connection at the latest at the Connection to Grid Date, (ii) who are able to deliver the quality of work which is required for achieving the agreed Grid Connection, especially with regard to specifications of the Power Plant, and (iii) who are in good-standing under each applicable jurisdiction.

44.	The Seller hereby acknowledges and agrees that it shall be obliged to ensure that each Sub-Contractor:

(i)	has sufficient permission and authorisation to fulfil its contractual obligations under each applicable jurisdiction; and

(ii)	is observing all applicable laws and regulations, such as, without being limited to, safety regulations, labour laws, construction laws and environmental regulations; and

(iii)	is fulfilling its obligations by observing the generally accepted rules of building and construction; and

(iv)
is contractually bound to all respective terms and obligations as set forth in this Agreement, such as, without being limited to, the Confidentiality Obligation and the respective Representations and Warranties;

(v)	has delivered all required Guarantees;

(vi)
possesses and provides to the Purchaser a copy of such performance guarantee in order to cover all of its obligations regarding the construction and Grid Connection of the Power Plant and any damages of whatsoever nature in case of any non-fulfilment of any obligations and/or in case of delays.

d.	Unexpected Artificial or Physical Conditions and/or Obstructions

45.
The Seller shall be obliged to immediately inform the Purchaser in case any artificial or physical conditions and/or obstructions (whether sub-surface or otherwise) occur during the construction of the Power Plant.

The Seller hereby acknowledges and agrees that whenever such artificial or physical conditions and/or obstructions (whether sub-surface or otherwise) occur which lead (i) to a delay with regard to the Grid Connection; and/or to (ii) an essential deviation from the warranted final construction of the Power Plant such as, without being limited to, changes to the basic structure and/or the design of the building, changes which will affect the Grid Connection, changes of the status of the Power Plant and/or the Company under the applicable laws and/or the withdrawal of Licenses, the Seller shall be obliged to:

(i)	immediately suspend any construction work if it requested by the Purchaser in writing; and

(ii)	immediately submit detailed proposals to take account of and to resolve such unexpected artificial or physical conditions and/or obstructions encountered.

46.
The Seller shall be obliged to continue with the construction of the Power Plant immediately after the Purchaser has approved the detailed proposals of the Seller or has given other detailed instructions including the continuance of the construction work.

47.
The Seller hereby acknowledges and agrees that the occurrence of any artificial or physical conditions and/or obstructions as described in art. 45 par. 2 of this Agreement as well as the resulting damages and delays forms a Material Breach of this Agreement whenever:

(i)	such occurrence of artificial or physical conditions and/or obstructions could have been anticipated by observing the expected care and diligence by the Seller, or

(ii)	the risk of the occurrence of artificial or physical conditions and/or obstructions was known to the Seller and the Seller did not immediately inform the Purchaser in detail about the risks.

Acquisition Agreement	51/51

e.	Safety

48.	The Seller hereby acknowledges and agrees that it is fully responsible for the safety on the site of the construction of the Power Plant. Accordingly, the Seller shall be obliged to:

(i)	comply with all applicable safety regulations, and if none are applicable, good industry practice;

(ii)
comply with all conditions and requirements of the insurance coverage as set forth in Chapter 7 hereof, especially, without being limited to, with the conditions and requirements of the construction all-risk insurance and the conditions and requirements set forth by the insurer;

(iii)	take care for the safety of all Persons entitled to be on site of the construction of the Power Plant and to avoid any unnecessary risks;

(iv)	keep the site of the construction of the Power Plant clear of unnecessary obstructions in order to avoid any danger to all Persons;

(v)	provide and maintain adequate fencing, lighting, and security of the site of the construction of the Power Plant; and

(vi)
provide any temporary works (including roadways, footways, guards and fences) that may be necessary for the execution of the construction of the Power Plant and/or for the use and protection of the public and/or the owners and occupiers of areas adjacent to the site of the construction of the Power Plant.

49.	The Seller shall be obliged to keep records concerning, without being limited to, health, safety and accidents, and such records shall be made available to the Purchaser at its request.

50.
The Seller shall be obliged to ensure that all applicable safety requirements and security regulations are also observed by and binding for all Sub-Contracts and purchase orders made by the Seller in connection with the execution of this Agreement.

f.	Progress Reports

51.
The Seller shall be obliged to prepare detailed reports regarding the weekly progress of the construction of the Power Plant (hereinafter referred to as: “Progress Reports”) and send them to the Purchaser on Monday of each week during the construction phase.

52.	The Progress Reports shall be suitable for monitoring the progress of the construction of the Power Plant by the Purchaser and therefore shall, unless otherwise agreed, include:

(i)
charts and detailed descriptions of the progress, including each stage of design, Seller’s documents, actual plans and technical documentation, procurement, manufacture, deliveries to the site, ordered materials, construction, erection, testing, commissioning, and trial operation;

(ii)	photographs showing the status of manufacture and of progress of the Power Plant;

(iii)	details of the deployment of the Seller’s personnel and equipment;

(iv)	safety statistics, including details of any hazardous incidents and activities relating to environmental aspects and public relations; and

(v)
comparisons of the actual and the planned progress, with details of any events or circumstances that may jeopardize and delay the Connection to Grid Date in accordance with this Agreement, and the measures planned to be adopted to avoid any expected delay or to overcome any actual delay.

53.
In case the Purchaser disagrees with or respectively does not accept any part of the content of a Progress Report, the Purchaser shall be entitled to notify the Seller in writing at the latest within 10 days after the receipt of the respective Progress Report of its disagreement including a list of the defaults and – to the extent possible – instructions regarding the remedying of the defaults (hereinafter referred to as: “Disagreement Notice”) and the terms and obligations as set forth for the performance of the Construction Due Diligence shall apply.

G.	Performance of Construction Due Diligence

54.
The Purchaser shall be entitled to perform an ongoing construction due diligence (hereinafter referred to as: “Construction Due Diligence”) during the entire construction period of the Power Plant, whereto the Progress Reports form a part of such Construction Due Diligence.

In order to enable the Purchaser to perform such Construction Due Diligence, the Seller shall be obliged, in addition to the issuing of the Progress Reports as defined above, to:

(i)
provide the Purchaser, its officers, authorised advisors, agents and/or representatives, without being limited to, with all requested information, documentation and data, such as, without being limited to, plans, records, contracts, technical documentation and files, and

(ii)
grant the Purchaser, its officers, authorised advisors, agents and/or representatives, without being limited to, at any time full access to the construction site of the Power Plant and to all relevant information, documentation and data, such as, without being limited to, plans, records, contracts, technical documentation and files.

Acquisition Agreement	52/52

The Seller shall be obliged to provide all information, documentation and data also in electronic form if requested.

55.
In case of a Disagreement Notice, be it with regard to a Progress Report or with regard to the Construction Due Diligence, the Purchaser shall be entitled to describe in detail the reasons for the negative outcome, list the defaults and – to the extent possible – list remedying instructions in the Disagreement Notice.

As default shall be regarded any action, fact, plan, project detail and/or other obstacle which:

(i)	impedes the achievement of Grid Connection of the Power Plant;

(ii)	is objectively able to impede the achievement of Grid Connection of the Power Plant; or

(iii)	impedes or is objectively able to impede the achievement of Grid Connection until the Connection to Grid Date.

56.
The Parties hereby acknowledge and agree that in case of a default the Seller shall be obliged and entitled to immediately remedy such default within a reasonable period of time and shall be obliged to follow the instructions and directives received from the Purchaser in order to achieve a positive outcome of the Construction Due Diligence.

57.
The Parties hereby acknowledge and agree that if the Seller fails to timely remedy any above mentioned default, such failure shall be deemed to be a Material Breach of this Agreement and the terms and obligations of art. 215 et seq. shall apply to the extent that no exception as defined in art. 216 is given.

58.
To the extent that the Purchaser has requested any remedying measures, after the defaults as listed in Disagreement Notice have been successfully remedied by the Seller according to the instructions and directives given by the Purchaser and the Purchaser has approved the results of such remedies, the Purchaser shall give a notice of positive outcome.

H.	Achievement of Grid Connection

59.	The Parties hereby acknowledge and agree that after:

(i)
the Final Test Report according to art. 42 of this Agreement has had a positive outcome and has been fully accepted by the Purchaser, wherefore such acceptance shall be deemed to be given, unless the Purchaser gives within 10 days a Disagreement Notice pursant to the terms and conditions of art. 55 in which case the proceeding pursant art. 56 et seq. shall apply; and

(ii)
the Power Plant has achieved the Grid Connection pursuant to art. 17 of this Agreement, the Construction Process shall be deemed to be completed and the terms and conditions as set forth for the Acquisition Process as defined below shall apply, whereas the terms and obligations of art. 215 et seq. regarding the Material Breach of this Agreement shall apply in case Grid Connection has not or not completely been achieved until the agreed Connection to Grid Date.

The notice of positive outcome of any Disagreement Notice and/or of any other Construction Due Diligence does not prejudice in any way the Seller’s warranties and representations made in this Agreement.

CHAPTER 4 – ACQUISITION PROCESS

A.	Structure of Acquisition Process

60.	The Acquisition Process shall consist of the following sections:

(i)	Performance of Final Due Diligence;

(ii)	Final Due Diligence report;

-	Notice of positive outcome;

-	Notice of negative outcome;

B.	Performance of Final Due Diligence

61.
The Purchaser shall be entitled to perform a complete and thorough final due diligence (hereinafter referred to as: “Final Due Diligence”) of the Company and the Power Plant after the Grid Connection has been achieved pursuant to art. 17 of this Agreement.

62.	The Parties hereby acknowledge and agree that the Final Due Diligence shall, without being limited to, also include:

(i)	the validation that all requirements of the Grid Connection pursuant to art. 17 of this Agreement have been fulfilled;

(ii)
the validation that the Company has good, marketable, full and sole title to all of its properties and assets, including, without being limited to, the Power Plant and any related part thereof as disclosed to the Purchaser, free and clear of any Lien; and

(iii)	the validation that the Seller owns all Shares in the Company and that the Shares are free and clear of any Liens.

63.
The Seller shall be obliged to deliver to the Purchaser, its officers, authorised advisors, agents and/or representatives, without being limited to, all information, documentation and data regarding the Company and the Power Plant requested, such as, without being limited to, any statutory and other corporate books, including all minutes of the board of directors and of the general meeting, financial and accounting records and books, including all balance sheets, profit and loss accounts and yearly corporate reports, contracts, plans, permits, authorisations etc.

Acquisition Agreement	53/53

The Seller shall be obliged to provide all information, documentation and data also in electronic form if requested.

The Seller shall be obliged to grant the Purchaser, its officers, authorised agents and/or representatives any requested access to all sites, information, documentation and data, such as, without being limited, as described above.

64.
The Seller shall be obliged to immediately and continuously inform the Purchaser about any fact related to the Company and/or the Power Plant which may not yet be known to the Purchaser and which may be considered as being of interest to the Purchaser for the successful execution of this Agreement, such as, without being limited to, new legislative and/or political developments and any other fact which may have a Material Adverse Effect on acquiring the Company, operating the Power Plant and/or the future economic development of the Company and/or the Power Plant (e.g. licenses, feed-in tariffs etc.).

65.	In any case, the Seller shall be obliged to supply the information, documentation and data, including the specified technical documentation, as described in Annexe C enclosed to this Agreement.

C.	Final Due Diligence Report

a.	Final Due Diligence Report and Time Period

66.
The Purchaser shall be entitled perform the Final Due Diligence within a reasonable time period (approximately 30 days) after the Purchaser has received (i) all necessary and requested information, information, documentation and data from the Seller and (ii) had all requested access pursuant to art. 63 of this Agreement. The time period will be prolonged in case the Purchaser has not received all necessary information, documentation, data and/or site access.

The Purchaser shall inform the Seller in writing about the outcome of the Final Due Diligence (hereinafter referred to as: “Final Due Diligence Report”) within the aforementioned time period.

b.	Negative outcome of Final Due Diligence Report

67.
In case of a negative outcome of the Final Due Diligence Report, the Purchaser shall be entitled to describe in detail the reasons for the negative outcome, list the defaults and – to the extent possible – list remedying instructions in the Final Due Diligence Report.

As default shall be regarded:

(i)
the fact that Grid Connection as set forth in art. 17 herein has not been achieved or such Grid Connection may be revoked due to a revocation of any licenses, consents, permits, approvals and authorisations or any other reason attributable to the Seller;

(ii)	the fact that the requirements of the Company as set forth in art. 9 hereof have not been fulfilled; or

(iii)	the fact that the prerequisites outlined in art. 62 hereof have not been fulfilled and could not be validated during the Final Due Diligence.

68.
The Parties hereby acknowledge and agree that in case of defaults as listed in the Final Due Diligence the Seller shall be obliged and entitled to immediately remedy the defaults within a reasonable period of time and shall be obliged to follow the instructions and directives given by the Purchaser in order to achieve a positive outcome of the Final Due Diligence unless otherwise provided in writing by the Purchaser.

69.
The Parties hereby acknowledge and agree that in case the Seller fails to timely remedy the above mentioned defaults according to the instructions and directives given by the Purchaser, such failure shall be deemed to be a new Material Breach of this Agreement and the terms and obligations of art. 215 et seq. shall apply to the extent that no exception as defined in art. 216 is given.

70.
To the extent any remedying measures were requested by the Purchaser, after the defaults as listed in the Final Due Diligence Report have successfully been remedied by the Seller in accordance with the instructions and directives given by the Purchaser and the Purchaser has approved the results of the remedies, the Purchaser shall give the notice of positive outcome of the Final Due Diligence.

c.	Positive outcome of Final Due Diligence Report

71.
The Parties shall proceed to the Closing Process as set forth herein after the notice of positive outcome of the Final Due Diligence Report, which in no way shall prejudice any of the Seller’s warranties and representations made in this Agreement, has been issued by the Purchaser.

CHAPTER 5 – CLOSING PROCESS

A.	Structure of Closing Process

72.	After having received the deliveries owed by the Seller as set forth in art. 74, the Purchaser shall fulfil the delivery requirements as set forth in art. 75.

The Purchaser shall be entitled to withold ten (10) percent of the Purchase Price which shall be used as a security for the fulfillment of the Seller’s representation and warranties and which shall be released to the Seller after the period of six months after the Seller has fulfilled all of its closing deliveries unless the Purchaser is entitled to claim a price reduction pursuant to art. 82.

73.	The Closing Process shall consist of the following sections:

(i)	Delivery Requirements of the Seller;

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(ii)	Delivery Requirements of the Purchaser;

(iii)	Closing and Signing of Closing Minutes.

B.	Delivery Requirements of the Seller

74.
The Seller shall deliver to the Purchaser or such Party as appointed by the Purchaser within 10 days after the issuance of the notice of positive outcome of the Final Due Diligence Report by the Purchaser:

(i)
all Shares and share certificates in the Company holding full and sole ownership of the Power Plant and the Licenses free and clear of any Liens, including a corresponding declaration of assignment of the Shares from the Seller to the Purchaser as well as the approval of the Board of Directors of the Company of the assignment and transfer of the Shares in the statuary and legally provided form;

(ii)
any further original copies of documents and/or approvals which may be required pursuant to the applicable laws and regulations to be delivered for the valid, complete and successful transfer of all Shares in the Company to the Purchaser and the acceptance of the Purchaser as sole shareholder of the Company including any therefore statuary and legally required registration of the Purchaser as sole shareholder in any register such as, without being limited, any commercial register, or a confirmation of the Seller as a warranty and representation that such documents and approvals are not required;

(iii)
all original copies of financial documents of the Company which are up to date, including, without being limited to, all accurate, true and complete balance sheets as well as accurate, true and complete profit and loss accounts of the Company, including all receipts and accounting books of the Company;

(iv)	all original copies of the Licenses;

(v)	all original copies of all Guarantees;

(vi)	an original copy of each agreement, contract and covenant of the Company which is mentioned in this Agreement or any Annexe thereto;

(vii)	all original corporate documents, including, without being limited to, the Articles of Association and the documents of incorporation of the Company;

(viii)
an original copy of the letters of resignation of all members of the Board of Directors of the Company as well as of the written confirmation of the Board of Directors of the Company wherein the Board of Directors commits to henceforth refrain from any acting for or on behalf the Company in whatsoever way, unless they receive written instructions from the Purchaser;

(ix)	all plans, manuals, documentation and/or technical drawings of the Power Plant or related thereto;

(x)	an original copy of all guarantees and warranties of all Sub-Contractors;

(xi)
an original copy of all acceptance protocols of all necessary approvals and acceptance regarding the Power Plant and its Grid Connection given by the responsible authorities of all applicable jurisdictions;

(xii)	the bank account details of the Seller for the transfer of the Purchase Price;

(xiii)	the confirmation of the Company’s banks that the Purchaser or any appointee of the Purchaser have full access to all bank accounts of the Company.

C.	Delivery Requirements of the Purchaser

75.	The Purchaser shall deliver to the Seller within 30 days after receipt of all of the documents as set forth in art. 74 hereof from the Seller:

(i)	the written instruction to the bank of the Purchaser to transfer 90% of the Net Purchase Price as specified in art. 83 hereof to the account specified by the Seller;

(ii)	the written confirmation of the Purchaser’s bank regarding the acceptance receipt of the Purchaser’s payment instruction;

(iii)
the written statement that the Purchaser releases and holds harmless the Seller from any claim arising out of such liabilities of the Company in such amount as disclosed in Annexe B hereof which may be made by the therein listed creditors of such liability.

whereas the beginning of the 30 day period will be deemed to have been postponed in case the Purchaser discovers that not all documents as set forth in art. 74 hereof have been delivered.

D.	Closing and Signing of Closing Minutes

76.
The Closing shall be deemed to have occurred if, but only if, each and every condition precedent and each and every action provided for in this Agreement has been fulfilled and executed (or waived in writing). The Parties agree to confirm the fulfilment of the Closing by signing the closing minutes as set forth in Annexe D hereto (hereinafter referred to as “Closing Minutes”).

77.
The signing of the Closing Minutes and therefore the Closing for the transactions provided for will be held at the Purchaser’s office at the latest within 5 days after the issuance of all deliverables of the Purchaser as set forth in art. 75 hereof or at such other place and date as otherwise agreed by the Parties in writing. The signing of the Closing Minutes and the exchange of the signed agreements via fax shall be deemed to be sufficient in case it has been agreed by both Parties in writing.

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78.	Risk and use relating to the Company and all of its assets, including, without being limited to, the Power Plant, shall be transferred from the Seller to the Purchaser at Closing.

Notwithstanding the aforementioned sub-article the Parties hereby acknowledge and agree that any payment received after Signing for the Power Plant feeding the power into the power grid, including all test feedings, shall be transferred to the Company and shall remain without any deduction and Lien in the Company and shall not be removed nor used in any other way by the Seller or any other third party (hereinafter referred to as: “Received Payments for Power Feed-in”.

79.
The Seller shall be obliged to grant to the Purchaser the signatory rights to all accounts of the Company as desired by the Purchaser. Furthermore, the Seller warrants and represents that it will not in any way dispose, remove, impose a Lien or otherwise use the funds vested in the accounts of the Company or use any signatory rights to perform such action.

80.
The Parties hereby acknowledge and agree that any delay in fulfilling the Closing Conditions and/or the delivery of the Closing Conditions in an incomplete, inaccurate and/or invalid manner forms a Material Breach of this Agreement and the terms and obligations of art. 215 et seq. shall apply to the extent that no exception as defined in art. 216 is given.

CHAPTER 6 – PURCHASE PRICE

A.	Purchase Price

81.	The Purchase Price shall be such overall amount for the acquisition of the Power Plant as it results based on:

(i)	the number of MWp of the Power Plant benefitting from the Feed-in Tariff as warranted and represented by the Seller in this Agreement and in Annexe A1;

multiplied by

(ii)       the Purchase Price per MW as specified in Annexe A1.

82.	The Parties hereby acknowledge and agree that the overall Purchase Price may be reduced to the net Purchase Price (hereinafter referred to as: “Net Purchase Price”):

(i)
as a result of a cost saving based on instructions given by the Purchaser regarding the improvement of the overall performance ratio of the Power Plant during the Construction Process pursuant to art. 21 of this Agreement by such amount which equals the cost savings; and/or

(ii)	as a result of Taxes levied on the Purchaser as defined in Chapter 7 by such amount which equals the Taxes; and/or

(iii)
as a result of a Material Breach of this Agreement by the Seller, especially without being limited to, a breach of warranty and representation, pursuant to to the terms and conditions as set forth in art. 218 et seq.; and/or

(iv)
as a result of a lower irradiation than the agreed irradiation warranted and represented by the Seller in this Agreement as defined in Annexe A1 in case of photovoltaic and rooftop Power Plants and/or as a result of less wind hours than the agreed wind hours warranted and represented by the Seller in this Agreement as defined in Annexe A in case of wind Power Plants, whereas the Seller shall deliver to the Purchaser a study made by a respected, insurable and bankable irradiation or wind consultant, payable by the Seller, whereas the Purchaser shall be entitled to obtain a second opinion study from such expert as defined in Annexe A, whereby the lower irradiation and/or wind hours resulting from such second opinion study shall be binding and final, by such pro-rata amount which reflects the ratio between the lower irradiation and/or wind hours and the agreed irradiation and/or wind hours, whereas a pro-rata reduction shall be granted;

(v)
as a result of a lower Capacity than the agreed Capacity warranted and represented by the Seller in this Agreement and in Annexe A by such pro-rata amount which reflects the ratio between the lower Capacity and the agreed Capacity, whereas a pro-rata reduction shall be granted;

(vi)
as a result of a lower Feed-in Tariff than the agreed Feed-in Tariff warranted and represented by the Seller in this Agreement and in Annexe A by such pro-rata amount which reflects the ratio between the lower Feed-in Tariff and the agreed Feed-in Tariff, whereas a pro-rata reduction shall be granted.

In case the reason for the reduction of the Purchase Price constitutes a Material Breach under this Agreement as set forth in art. 215 hereof, the Purchaser shall nevertheless be entitled to the actions as set forth in art. 218 et seq., especially, without being limited to, the option to terminate the Acquisition Agreement.

83	The Purchaser shall have the following payment obligations:

(i)
The Purchaser shall pay to the Seller ninety (90) percent of the Net Purchase Price at the latest 30 days after the Seller has delivered to the Purchaser all deliverables as set forth in art. 74 hereof, whereas any taking over of any liabilities of the Company, which have been disclosed to and accepted by the Purchaser and are listed in Annexe B hereof, through the acquisition of the Company, including without limited to, any long-term funding of the Power Plant, shall be regarded as payment in kind of such Net Purchase Price and not be paid in cash.

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(ii)
The Purchaser shall be entitled use the withheld ten (10) percent of the Net Purchase Price as a security for the fulfillment of the Seller’s obligations, including, without being limited to, the representation and warranties, which shall be released to the Seller after a period of six months after the successful Closing of this Agreement, unless the Purchaser is entitled to claim a further price reduction as set forth in this Agreement.

84.
The Purchase Price shall be deemed to be a lump-sum payment including all fees, costs, including, but not limited to, any construction costs for the Power Plant and costs for Sub-Contractors, and expenses for the fulfillment of any obligation of this Agreement by the Seller, wherefore the Seller shall not be entitled to claim any further remuneration, unless otherwise agreed in writing.

85.
The Parties hereby acknowledge and agree that the Purchase Price as defined herein shall be deemed to be including all Taxes of whatsoever nature, such as, without being limited to, VAT, and of any applicable jurisdiction, wherefore such Taxes shall be borne solely by the Seller without any increase of the Purchaser Price.

B.	Costs

86.
The Parties acknowledge and agree that each Party shall bear the costs for its own consultants, advisors and brokers as well as for any expenses in connection with the negotiations, creation, signing and fulfilment of this Agreement. The Seller acknowledges and agrees that to the extent the Acquisition Agreement requires a separate share transfer/assignment agreement subject to the mandatory rules of the law applicable to the Company, any costs related hereto shall be borne by the Seller.

CHAPTER 7 – TAXES

A.	Principle

87.
The Seller shall bear all Taxes levied on the Company and/or the Purchaser based on taxable events which have occurred prior to the Closing of this Agreement, including, without being limited to, the contribution of the Power Plant and/or the Licenses into the Company as well as the transfer of the Shares in the Company from the Seller to the Purchaser.

88.
Excluded from the Seller’s obligation as set forth in art. 87 shall be all Taxes levied on the Received Payments for Power Feed-in as set forth in art. 78 hereof to the extent that such Received Payments for Power Feed-in have remained without any deduction and Lien in the Company and have not been removed nor used in any other way by the Seller or any other third party.

B.	Taxes levied on the Incorporation of the Company

89.	The Seller shall bear all Taxes levied on the Company for the establishment and/or the incorporation of the Company.

C.	Taxes levied on the Transfer of Real Estate

90.
The Seller shall bear all Taxes levied on the Company for the purchase of land in case land is purchased and owned by the Company, including, without being limited to, all taxes levied on the change of ownership of such land and/or taxes levied on profits made from the sale of real estate that may arise. Thereby, the Seller shall bear any such taxes arising out of the direct transfer of real estate from the Seller to the Company as well as any such Taxes arising out of the indirect transfer of real estate by the transfer of Shares from the Seller to the Purchaser.

91.
The Purchaser reserves its right to demand from the Seller to transfer the Shares or share certificates in the Company to such Party as appointed by the Purchaser, especially, without being limited to, in case Taxes for the purchase of land and/or Taxes on profits made from the sale of real estate may arise out of the indirect transfer of real estate by the transfer of Shares from the Seller to the Purchaser.

D.	Taxes levied on the Contribution of the Power Plant into the Company

92.	The Seller shall bear all Taxes levied on the Company for the contribution of the Power Plant as well as the Licenses into the Company.

E.	Taxes levied on the Transfer of the Shares

93.	The Seller shall bear cover all Taxes levied on the Company for the transfer of the Shares from the Seller to the Purchaser, including, without being limited to, all stamp taxes that may arise.

CHAPTER 8 – INSURANCE

A.	General Conditions

94.	The Seller shall be obliged to conclude and maintain at its own expense a sufficient and gapless insurance coverage as defined in this Agreement (hereinafter referred to as: “Insurance Coverage”).

95.
The Seller acknowledges and agrees that the Purchaser is entitled to give at any time binding instructions with regard to the Insurance Coverage, wherefore the Seller shall be obliged to have in place and maintain the Insurance Coverage as defined in this Agreement in accordance with the instructions given by the Purchaser.

96.	The Seller shall be obliged to ensure that the Insurance Coverage and the therein stated terms and conditions:

(i)	comply with good international standards; and

(ii)	comply with the terms and conditions as being reasonably available in the insurance market; and

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(iii)	are customarily purchased by contractors on similar projects with regard to similar size, technology and location; and

(iv)	covers any loss and damage arising from the consequences of faulty design, material or workmanship; and

(v)	covers – to the extent legally possible – any loss of profit and other direct or indirect or consequential damages

97.	The Seller shall be obliged to conclude and maintain the Insurance Coverage in the name of the Company and shall provide a waiver of recourse from the insurers against the Purchaser.

98.	The Seller shall be obliged to conclude the Insurance Coverage with financially reliable insurers or re-insurers reasonably acceptable to the Purchaser.

99.
In case of the occurrence of any damaging event affecting this Agreement, such as, without being limited to, the Power Plant, the construction material thereof, and/or the Company, the Seller shall be obliged to:

(i)	promptly notify the Purchaser;

(ii)
take all necessary steps to preserve any damaged items, and not to clean, destroy, discard or attempt to modify or unnecessarily move or remove any parts that are directly a part of the damage (except as is reasonably necessary to mitigate the damage and/or to ensure the safety of personnel); and

(iii)	cooperate with, and assist in relation to, any survey carried out by any insurance loss adjustor as soon as is practically possible following the occurrence of the damage.

B.	Insurance of the Seller

100.
The Seller shall be obliged to conclude and maintain at its own expense a sufficient and gapless liability insurance coverage. The liability insurance shall be maintained for a minimum of EUR 5’000’000.00 per damage event, twice in annual aggregate and shall cover personal injury, property damage and environmental liability.

C.	Insurance of the Company

a.	Risk Advisor and Insurance Broker

101.
The Seller shall be obliged to conclude and maintain the complete Insurance Coverage of the Company with Marsh GmbH, Kasernenstrasse 69, 40213 Dusseldorf, Germany, or such party as appointed by the Purchaser, who shall act as risk advisor and insurance broker of the Company. Therefore, the Seller shall be obliged to conclude and maintain all Insurance Cover listed in art. 102 et seq. of this Agreement.

b.	Insurance Coverage of the Company

102.
The Insurance Coverage of the Company shall include a sufficient and gapless liability insurance coverage. The liability insurance shall be maintained for a minimum of EUR 5’000’000.00 per damage event, twice in annual aggregate and shall cover personal injury, property damage and environmental liability.

103.
The Insurance Coverage of the Company shall include, without being limited to, a “transport and marine cargo insurance” which shall be maintained for not less than 110 % of the Incoterm 2000 CIF value to cover loss or damage to the construction or construction material during transportation with conveyances of whatsoever kind from any warehouse worldwide until and including unloading at the site of the Power Plant.

This cover shall not be less than the internationally known Institute Cargo Clauses (A) of the Institute of London Underwriters, provided war risks are available at base rate.

104.
The Insurance Coverage of the Company shall include, without being limited to, a “construction all risk insurance” which shall cover loss or damage to the Power Plant on an all risks basis for not less than the full reinstatement cost, subject to sublimits as are reasonably commercially available and with exclusions of customarily required by the insurance market, such as the exclusion of the terrorism risk, as not explicitly requested by the Purchaser.

This insurance shall cover any activity on the site of the Power Plant after unloading of the construction material at the site of the Power Plant, including storage on or near the site, construction, erection, assembly cold and hot commissioning and testing until the Closing of this Agreement.

The insurance deductible shall amount to a maximum amount of EUR 10’000.00 per each and every loss and shall be borne by the Seller, unless the damage event is based exclusively on actions undertaken by the Purchaser

105.
The Insurance Coverage of the Company shall include, without being limited to, a “(marine) delay in startup insurance” which shall cover all risks of a delay in startup due to property damage during transportation shipping.

106.
The Seller shall be obliged to maintain such a “construction and erection all risk insurance” including an “advanced loss of profit insurance” for the Company in order to provide cover for loss or damage for which the Seller is liable arising from a cause occurring through activities on the site of the Power Plant prior to the Closing of this Agreement, and for loss or damage caused by the Seller or Sub-Contractors in the course of any other operations in connection with their defect liability obligations under this Agreement.

107.
The Insurance Coverage of the Company shall include an “environmental damage insurance” with basic coverage for damages to the ground, surface water and biodiversity outside of the location of the Power Plant as well as with advanced coverage for damages to own and/or leased ground, including damages to bodies of water.

Acquisition Agreement	58/58

108.
The Insurance Coverage of the Company shall include an “property all risk insurance”, including machinery breakdown coverage, covering all real and personal property of the Company and – to the extent a separation is required – the Power Plant.

109.
The Purchaser shall be entitled to waive any part of the Insurance Coverage of the Company as set forth in art. 102 et seq., whereby the Seller shall not be obliged to conclude and maintain the specified Insurance Cover of the Company.

110.
In case the Purchaser has to bear the Insurance Coverage of the Company in part or in whole for any reason, the Purchaser shall be entitled to deduct the cost of such insurance from the Purchase Price in the amount that would have to be covered by the Seller in case the Seller would bear the complete Insurance Coverage of the Company as set forth herein.

D.	Insurances of Sub-Contractors

111.
Upon request of the Purchaser, the Seller shall be obliged to ensure that all losses and damages caused by Sub-Contractors are sufficiently covered by the corresponding insurance of the Sub-Contractors.

The Parties hereby acknowledge and agree that the Seller shall be fully liable for any loss or damage caused by Sub-Contractors which is not covered by insurances of the Sub-Contractors.

E.	Proof of Insurance Coverage

112.
Upon request of the Purchaser, the Seller shall be obliged to provide certificates of the insurances, copies of the insurance policies and evidence that all premiums are paid by the Seller with regard to the Insurance Coverage of the Seller as well as of the Company.

F.	Insurance Proceedings

113.
Any insurance proceeding out of the Insurance Coverage shall be paid from the insurers directly to the Party bearing the risk at the time of the loss or damage and shall be applied for the repair or rectification of any damage that has occurred.

G.	Change of Policy Conditions

114.	The Seller shall not be entitled to make any changes or alterations in the policy conditions of the Insurance Coverage without the prior written approval of the Purchaser.

115.
The Seller shall be obliged to immediately notify the Purchaser in case the insurers of the Insurance Coverage are cancelling or altering any of the insurance policies whereby any rights or interests of the Company could be affected.

H.	Insurance Coverage – Effect on Liabilities

116.
The Parties hereby acknowledge and agree that nothing in this Chapter shall limit the obligations, liabilities or responsibilities of the Seller under the other terms and conditions of this Agreement and nothing in this Chapter shall be construed to increase or reduce the limitations on liability in this Agreement.

117.	The Parties hereby acknowledge and agree that in case the Seller fails to effect and keep in force the Insurance Coverage as set forth herein, such default forms a Material Breach of this Agreement.

118.
The Parties hereby acknowledge and agree that any amount not insured or not recovered from the insurers shall be borne by the Seller in accordance with its obligations, liabilities or responsibilities to the extent that no exception as defined in art. 216 is given.

I.	Damage Mitigation

119.
The Seller acknowledges and agrees to be obliged to exert all reasonable efforts to mitigate the damage accruing from any damaging event affecting this Agreement, such as, without being limited to, the Power Plant, the construction material thereof, and/or the Company.

CHAPTER 9– REPRESENTATIONS AND WARRANTIES OF THE SELLER

A.	Shares and Capital Structure of the Company

120.	The Seller warrants and represents to the Purchaser that the Shares are free and clear of any and all Liens.

121.	The Seller warrants and represents to the Purchaser that:

(i)	the Seller owns and holds all Shares in the Company, i.e. 100% of the total Shares representing 100% of the nominal value and 100% of the total voting rights;

(ii)	all of the Shares are validly issued and outstanding and fully paid and free of preemptive rights;

(iii)
there is no option, right to acquire, mortgage, charge, pledge, Lien or other form of security or encumbrance on, over or affecting any of the Shares nor is there any commitment to give or create any of the foregoing, and no Person has claimed to be entitled to any of the foregoing;

(iv)
except for this Agreement, there are no understandings, arrangements, restrictions, commitments or agreements of any kind relating to the Shares or any securities outstanding representing the right to purchase or otherwise receive Shares or equity securities of the Company;

Acquisition Agreement	59/59

(v)	there are no understandings, arrangements, restrictions, commitments or agreements of any kind relating to the voting rights of the Shares or any other shareholder agreement with regard to the Shares;

(vi)
the Shares certificates, endorsements and other documents delivered to the Purchaser are transferred to and vested in the Purchaser good, valid and indefeasible title to the Shares, free and clear of any and all Liens.

122.
The Seller warrants and represents to the Purchaser that the Seller is entitled to transfer the Shares of the Company to the Purchaser and that the Purchaser will be entitled to subsequently transfer the Shares to any third party. The Seller warrants and represents to the Purchaser that the Shares may be freely transferred to any third party.

123.
The Seller warrants and represents to the Purchaser that neither the initial transfer of the Shares from the Seller to the Purchaser nor any further transfer of the Shares will have a Material Adverse Effect on the Grid Connection of the Power Plant and will not lead to any loss of the Grid Connection, be it, without being limited to, due to a revocation of any licenses, consents, permits, approvals and authorisations etc. or due to any other reason.

B.	Articles of Association

124.
The Seller warrants and represents to the Purchaser that the Articles of Association, documents of incorporation and/or any other related documents of the Company as delivered to the Purchaser are true, complete and valid.

125.
The Seller warrants and represents to the Purchaser that the Articles of Association of the Company have embodied therein or annexed thereto a copy of every resolution or agreement as is required by law to be embodied in or annexed to it.

126
The Seller warrants and represents to the Purchaser that the Articles of Association of the Company have set out completely the rights and restrictions attaching to each class of authorized share capital of the Company. Neither the Company nor any class of their members has passed any further.

C.	Corporate Organization

127.
The Seller warrants and represents to the Purchaser that the Company is duly organized and validly existing under the laws of its jurisdiction of its establishment, and each have all requisite (corporate) power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

D.	Entitlement and Representation

128.
The Seller warrants and represents that it is duly entitled to provide all required information as well as all documentation of the Company and the Power Plant required by the Purchaser in order to perform all due diligence processes as set forth in this Agreement.

129.
The Seller warrants and represents that all information, documents and data provided under this Agreement with regard to each stage of the Construction Process, the Acquisition Process and the Closing Process are true, accurate, verified and, to the extent possible, also complete. In addition, the Seller warrants and represents that it will not withhold any relevant information, document and/or data in its possession. The Seller warrants and represents that all information, documents and data especially, without being limited to, with regard to the following essential issues are true, accurate, verified and, to the extent possible, also complete:

(i)	the Capacity of the Power Plant;

(ii)	the amount and duration of the Feed-in Tariff;

(iii)	the operability and functionality of the Power Plant;

(iv)	the Grid Connection of the Power Plant, including the Connection to Grid Date in case no Grid Connection has yet been achieved;

(v)	the existence and validity of all necessary Licenses;

(vi)	the existence and validity of all Guarantees; and

(vii)	the financial information, documents and/or data provided to the Purchaser to perform all due diligence processes as set forth in this Agreement.

The Seller warrants and represents to the Purchaser that any financial statements are and will be accurate, complete and correct in all material respects, not affected by unusual or non-recurring items, in accordance with the books and records of the Company, have been or shall have been prepared in accordance with applicable accounting regulations and generally accepted accounting principles consistently applied and accepted, using accounting bases and methods consistently applied, and show or shall show a true and fair view of the assets and liabilities, including claims, Taxes and contingent liabilities, of the Company as at the dates thereof and the results of the operations and changes in financial positions of the Company for the periods covered thereby.

E.	Books, Records and Accounting

130.
The Seller warrants and represents to the Purchaser that the statutory and other corporate books, including all minutes of the board of directors and the general meeting, financial and account records and books, including all balance sheets, profit and loss accounts and yearly reports, of the Company are accurate, complete and true and have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

F.	Compliance with Relevant Laws

131.
The Seller warrants and represents that it fulfils all requirements and complies with all relevant laws of all involved jurisdictions, be it with regard to the relationship between the Seller and the Purchaser or the relationship between the Seller and the Company and/or the Power Plant itself. The Seller shall fully act in accordance with all applicable laws, decrees, regulations and Articles of Association.

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132.
The Seller warrants and represents that it has not offered or given and will not offer or give, directly or indirectly, any bribe or other improper benefit or advantage to any third party involved in the business, especially, but without being limited to, not in order to obtain any contracts with regard to the construction of the Power Plant, such as lease and/or ground purchase agreements.

The Seller warrants and represents that it has not made and will not make, directly or indirectly, any payment from any third party involved in the business except to the extent that such payment is an agreed legitimate compensation for agreed legitimate services.

133.
The Seller warrants and represents that it has not demanded or accepted and will not demand or accept, directly or indirectly, any bribe or other improper benefit or advantage from any third party involved in the business.

The Seller warrants and represents that it has not received and will not receive, directly or indirectly, any payment from any third party involved in the business except to the extent that such payment is an agreed legitimate compensation for agreed legitimate services.

134.
The Seller warrants and represents that it has all permits, licences and authorisations that may be required for the execution and performance of this Agreement. To the extent that the transfer of shares as foreseen in this Acquisition Agreement requires a separate share transfer/assignment agreement subject to mandatory provisions of the law applicable to the Company, the Seller warrants and represents that such agreement can be exercised without decrease, reduction and/or removal of any of the Seller’s warranties and representations as set forth herein. In case of such decrease, reduction and/or removal of the Seller’s representations and/or warranties in whatsoever way due to such mandatory provisions, the Seller shall be obliged to include all of its warranties and representations as stated herein in such separate share transfer/assignment agreement whenever legally possible. In either case, the Seller hereby warrants and represents to the Purchaser to remain bound to the herein stated representations and warranties.

G.	Qualification to Do Business

135.
The Seller warrants and represents to the Purchaser that the Seller is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect).

136.
The Seller warrants and represents to the Purchaser that the Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect).

H.	No Violations

137.
The Seller warrants and represents to the Purchaser that neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated herein, will:

(i)
violate or constitute a breach of, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any law, rule, regulation, judgment, decree, ruling or order of any court, or governmental agency to which the Seller is subject, or under any agreement or instrument of the Seller or to which the Seller is subject or is a party, which violation, breach or default referred to in this clause;

(ii)	violate or constitute a breach of any term or provision of any contract, agreement, lease or other commitment which the Seller is a party or by which the Seller is bound;

(iii)	would have a Material Adverse Effect.

I.	Consents and Approvals

138.
The Seller warrants and represents to the Purchaser that no consents or approvals of or filings or registrations with any governmental authority or agency are required to be obtained in connection with:

(i)	the execution and delivery by the Seller of this Agreement; and

(ii)	the consummation by the Seller of its obligations contemplated hereby.

J.	Authorisation, Validity and Enforceability

139.
The Seller warrants and represents to the Purchaser that the Seller has full power and the authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Seller enforceable in accordance with its terms.

140.
The Seller warrants and represents to the Purchaser that this Agreement constitutes the legal, valid and binding agreement of the Seller, and to the extent enforceable under the laws of Switzerland, enforceable in Switzerland in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally now or hereafter in effect.

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K.	No Default,Violation or Litigation

141.
The Seller warrants and represents to the Purchaser that the Company has conducted its business in all material respects in accordance with all applicable laws and regulations of any relevant foreign jurisdiction and authority, and is not in violation of any law or order of any court or governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, laws, regulations, orders and restrictions applicable to environmental standards and controls, wages and hours, civil rights and occupational health and safety), which violation would have a Material Adverse Effect, nor have they received any notice of non-compliance therewith.

142.
The Seller warrants and represents to the Purchaser that there are no lawsuits, proceedings, claims or governmental investigations pending or threatened against, or involving the Company or their properties or businesses and there is no basis for any such action which would have a Material Adverse Effect.

143.
The Seller warrants and represents to the Purchaser that there are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against the Company which would have a Material Adverse Effect.

L.	Legal Proceedings

144.
The Seller warrants and represents to the Purchaser that the Company is not a party to any, and there are no pending or threatened or expected legal, administrative, arbitral or other proceedings, claims, bankruptcy filings, executions, actions or governmental or regulatory investigations of any nature against the Company or challenging the validity or propriety of the transactions contemplated by this Agreement, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, and the Company has been a party to any assurance or undertaking given to any court or governmental agency or the subject of any injunction which is still in force, in each case, which, if adversely determined, would have a Material Adverse Effect on the Company.

M.	Employment Matters

145.	The Seller warrants and represents to the Purchaser that:

(i)	the Company does not employ any Employees;

(ii)	the Company does not have any obligation resulting out of an employment agreement excepting those disclosed to and approved by the Purchaser as listed in Annexe B;

(iii)
there is no unfair labour practice complaint, labour disturbance, claim or other controversy respecting any present or past Employees pending, to the best of Seller’s knowledge, threatened or, proposed against, or affecting the businesses of the Company, and the Seller has no knowledge of any facts or circumstances which would indicate that any claims, complaints or litigation could be brought against the Company in connection with employment matters;

(iv)
the Company is in compliance with all laws respecting employment and employment practices, terms and conditions of employment and wages and hours, work and residency permits and is not engaged in any unfair labour practice;

(v)
the Company is not a party to any collective bargaining agreement with any labour union or organization, nor are any of the Employees of Company, if any, represented by any labour union or organization, nor is any such matter proposed;

(vi)	the Seller has complied with all of its statutory obligations to inform and consult appropriate representatives as required by law in relation to the transaction contemplated by this Agreement;

(vii)
all plans for the provision of benefits to the Employees, if any, comply in all respects with all relevant statutes, regulations or other laws and all necessary consents in relation to such plans have been obtained and all governmental filings in relation to such plans have been made;

(viii)
any stock option plans and other share plans available to the Employees, if any, prior to the Closing of this Agreement shall no longer apply and such plans will be terminated at no cost to the Company and the Purchaser shall not assume any obligations in respect to the Employees, if any, under such plans;

(ix)
the Company is not under any present or future liability to pay to any of the Employees, if any, or to any other person who has been in any manner connected with the Company any pension, superannuation allowance, death benefit, retirement gratuity or like benefit or to contribute to any life assurance scheme, medical insurance scheme, or permanent health scheme.

146.
The Seller warrants and represents to the Purchaser that it will be responsible for the employment of all its staff and labour whether local or otherwise, for the purpose of constructing the Power Plant and the performance of the Agreement and will be responsible where relevant for their payment, accommodation, supply of food and transport and any other matters specified in this Agreement.

147.
The Seller warrants and represents to the Purchaser that it will observe the conditions of labour, comply with all relevant labour laws, including those relating to employment, working hours, health, safety social welfare, immigration and emigration that are relevant and applicable in the country and will pay its staff and labour wages consistent with those established or, if not established, practised for the trades and industries of the country.

Acquisition Agreement	62/62

148.
The Seller warrants and represents to the Purchaser that it will keep full records of its staff and labour employed on the site of the Power Plant and will make these available to the Purchaser upon request.

149.	The Seller warrants and represents to the Purchaser that it will provide and maintain the necessary facilities for its own staff and labour.

150.
The Seller warrants and represents to the Purchaser that it will be responsible for ensuring that adequate medical facilities are provided for and available. The Seller will collaborate with local health authorities and will take the necessary measures to ensure the welfare, hygiene and prevention and control of epidemics of and amongst the Seller’s staff and labour.

N.	Returns

151.
The Seller warrants and represents to the Purchaser that the Company has complied with the provisions of any applicable law and regulation and all returns, particulars, resolutions, announcements, disclosures and other documents required under any legislation to be delivered on behalf of the Company to any applicable commercial register or to any other authority whatsoever have been properly made and delivered.

152.
The Seller warrants and represents to the Purchaser that all such documents delivered, whether or not required by law, were true and accurate when so delivered and neither the Company nor any director thereof has received notification of the levy of any fine or penalty for non-compliance by the Company or any director thereof.

O.	Absence of Certain Changes

153.
The Seller warrants and represents to the Purchaser that the Company has carried out its business in the ordinary and usual course so as to maintain it as a going concern and without any material interruption or alteration on the scope of its business, and there is not:

(i)	any material adverse change in the financial or trading positions of the Company;

(ii)	any damage, destruction or loss (whether or not covered by insurance) which materially adversely affects the properties or assets of the Company;

(iii)
any compensation, commissions or perquisites payable or to become payable by the Company to any director, officer, Employee, or agent of the Company, or any payment of any bonus, profit sharing or other extraordinary compensation to any director, officer, Employee or agent of the Company that is not reflected in Annexe B;

(iv)	any change in the accounting methods or practices followed by the Company, or any change in the amortization policies or rates theretofore adopted by the Company;

(v)	any cancellation of the debts owed to or claims held by the Company.

P.	Sub-Contractors

154.
The Seller warrants and represents that – should the Seller or the Company engage a Sub-Contractor in order to fulfil their obligations according to the provisions set forth in this Agreement – it will instruct the Sub-Contractor with regard to the provisions as set forth in this Agreement, especially, without being limited to, the Confidentiality Obligation as well as the obligations to possess sufficient permission and authorisation to fulfil its contractual obligations under each applicable jurisdiction, to observe all applicable laws and regulations, to fulfil its obligations by observing the generally accepted rules of building and construction and to possess a sufficient performance guarantee and to provide to the Purchaser a copy of such performance guarantee as foreseen in art. 44 hereof.

155.	The Seller warrants and represents that it shall in any case be liable for any Material Breach of this Agreement by any of its Sub-Contractors.

Q.	Assets

156.
The Seller warrants and represents to the Purchaser that all assets of the Company including, but not limited to, the Power Plant and any part thereof are free and clear of any and all Liens. The Seller warrants and represents to the Purchaser that the Seller is the owner of and has good and marketable title to all of its properties and assets as disclosed to the Purchaser free and clear of any Liens, except for the Lien of current Taxes not yet due and payable and such Lien as indicated in Annexe B and accepted by the Purchaser.

157.	The Seller warrants and represents to the Purchaser that at the latest at Grid Connection of the Power Plant or at Signing of this Agreement, whichever is later:

(i)	the Company owns and holds all rights to all of its assets including, but not limited to, the Power Plant, any part thereof as well as the Licenses;

(ii)
there is no option, right to acquire, mortgage, charge, pledge, Lien or other form of security or encumbrance on, over or affecting the assets of the Company including, but not limited to, the Power Plant and any part thereof nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing;

(iii)
except for this Agreement, there are no understandings, arrangements, restrictions, commitments or agreements of any kind relating to the assets of the Company including, but not limited to, the Power Plant and any part thereof representing the right to purchase or otherwise receive any right to the Company or its assets, including, but not limited to, the Power Plant and any part thereof;

Acquisition Agreement	63/63

(iv)
there are no understandings, arrangements, restrictions, commitments or agreements of any kind relating to the voting rights of the Shares or any other shareholder agreement with regard to the Company or its assets, including, but not limited to, the Power Plant and any part thereof.

R.	Real Estate and Leases

158.
The Seller warrants and represents that any and all lease, ground purchase agreements and other similar contracts related to the Power Plant and/or the Company (i) have been disclosed to the Purchaser in Annexe B hereof, and (ii) are valid and enforcable.

159.
The Seller warrants and represents to the Purchaser that all lease agreements and other similar contracts have been closed for the duration of at least 20 years, whereas the Purchaser shall be entitled to an extension option of the agreements for further 5 years. The Seller warrants and represents that all lease agreements and other similar contracts cannot be terminated by the owner of the land before the lapse of the aforementioned period.

160.
The Seller warrants and represents to the Purchaser that any concluded lease, ground purchase or other similar agreements including, without being limited to, easement, wayleave and/or cable wayleave agreements, have been registered with the land registry office on the respective entry in the land registry according to art. 23 hereof unless otherwise instructed by the Purchaser.

161.
The Seller warrants and represents to the Purchaser that the Company as per the Closing of this Agreement is and will not be a party to and does not have any obligations arising out of any undisclosed lease, ground purchase and other similar contract.

162.
The Seller warrants and represents to the Purchaser that the Company is not in material default under any lease or ground purchase agreement nor has any event occurred which, with the passage of time or giving of notice, would constitute such a default. Exception is made for leasing contracts stipulated by the Company under the Purchaser’s control according to the Purchaser’s instructions.

S.	Contracts

163.
The Seller warrants and represents to the Purchaser that there are no agreements, including, without being limited to, leases, mortgages, commitments or instruments of any kind, to which the Company and/or the Power Plant is a party or may be bound, and therefore constitute a legal, valid and binding obligation of the Company and/or the Power Plant, unless such agreements have been disclosed to and approved by the Purchaser in writing during the due diligence processes as foreseen in this Agreement or in Annexe B.

T.	Receivables

164.
The Seller warrants and represents to the Purchaser that all accounts receivable of Company (hereinafter referred to as the: “Receivables”) as stated in the financial documents represent valid obligations of the account debtors of the Company, which have arisen in the ordinary course of the businesses of the Company, and are collectible in full (without any deductions, set-offs or counterclaims) within a reasonable time, and do not include any obligations to the Company.

U.	Licenses. Permits and Authorisations

165.
The Seller warrants and represents to the Purchaser that at the latest at Grid Connection of the Power Plant or at Signing of this Agreement, whichever is later, all necessary licenses, consents, permits, approvals and authorisations (public and private) have been obtained by the Company to enable the Company to carry on its business in the places and in the manner in which such business is now carried on and to operate the Power Plant in the manner as agreed herein, and all such licenses, consents, permits, approvals and authorisations are in full force and effect and are not limited in duration or subject to onerous conditions and that there will be no restriction on the right of the Company to carry on its business which in any case does not now apply to the Company.

V.	Intellectual Property Rights

166.
The Seller warrants and represents to the Purchaser that the conduct of the business of the Seller and/or the Company as presently conducted does not infringe upon or conflict with any intellectual property rights, including patents, copyrights, trademarks, trade names, company name, service marks, product brands, franchises, (hereinafter referred to as the: “Intellectual Property Rights”) of any third Party and the Seller has not received any notice from a party claiming such an infringement or conflict, and the Seller is not aware of any facts or circumstances which would indicate that such an infringement or conflict could exist.

167.
The Seller warrants and represents to the Purchaser that all Intellectual Property Rights, if any, developed by Employees or the Seller of the Company directly or indirectly during the course of their employment or ownership or by third parties for the Company are vested in the Company and no Employee, ex-employee of the Company or the Seller or any other person has any right, title or interest in the Intellectual Property Rights developed by the Employees, the Seller or third parties under contract to the Company and the Company does not owe any payment to such Employee, ex-employee of the Company or the Seller or any other person.

168.
The Seller warrants and represents that all Intellectual Property Rights, if any, vested in the Company will remain in the Company after the Signing of this Agreement and that the Seller or any of its Affiliates will not take any action that may prevent such Intellectual Property Rights from remaining vested in the Company or from being transferred to the Purchaser in performance of this Agreement.

Acquisition Agreement	64/64

W.	Claims

169.
The Seller warrants and represents to the Purchaser that there are no outstanding obligations and/or inter-company debts between the Seller and the Company nor has the Seller any outstanding obligations towards tax authorities or any loans previously granted by the Company to the shareholders.

170.
The Seller warrants and represents to the Purchaser that no claims will be raised against the Company arising out of or in connection with agreements entered into by the Company prior to the Closing of this Agreement except those disclosed to the Purchaser in Annexe B hereof accepted by the Purchaser and those disclosed to the Purchaser during the due diligence processes as foreseen in this Agreement, in the amount disclosed to the Purchaser.

171.	The Seller warrants and represents to the Purchaser that the Company has not developed, manufactured, sold or supplied any product or service which:

(i)	is, was or may become, in any material respect, faulty or defective; or

(ii)
does not comply in any material respect with any warranty or representation, express or implied, made by or on behalf of the Company in respect of it or with all laws, regulations, standards and requirements applicable to it.

X.	Power Plant

a.	Construction

172.
The Seller warrants and represents that the construction of the Power Plant has been performed in accordance with all applicable laws and regulations and in accordance with the generally accepted rules of building and construction, wherefore the Seller warrants and represents that the structure of the Power Plant shall remain in viable, suitable and useable condition for a time period of at least 20 years from the Connection to Grid Date.

Therefore, the Seller shall be liable for any defect and damage to the structure and/or the substance of the Power Plant.

b.	Capacity and Performance

173.
The Seller warrants and represents that the Power Plant will produce electric power at the agreed Capacity for a time period of at least 20 years from the Connection to Grid Date at the Feed-in Tariff and for the duration as specified in Annexe A. Thereby, the Seller warrants and represents that any technical installations, including the software thereto, if applicable, will be able to function properly and without any major repair or even replacement for a period of at least 20 years from the Connection to Grid Date.

Therefore, the Seller shall be liable for any defect and damage to the technical installations, drop in power production of the Power Plant and/or reduction of the amount and/or the duration of the Feed-in Tariff.

c.	Spare Parts

174.	The Seller warrants and represents that spare parts for the Power Plant will be available and deliverable for a time period of 20 years from the Connection to Grid Date.

As spare parts shall be considered any parts required for the proper existence and function of the Power Plant, including, but not limited to, the structure and substance of the Power Plant, technical installations, modules, generators, controls, software, equipment for the connection to the power grid, etc.

d.	Licences, Permits and Authorisations

175.
The Seller warrants and represents that all Licenses have irrevocably and unconditionally been obtained and are fully valid for at least 20 years from the Connection to Grid Date and will not be affected in whatsoever kind by the transfer of the shares to the Purchaser. Therefore, the Seller shall be liable for any expiration and/or revocation of any Licenses which is not a result of any actions attributable to the Purchaser.

e.	Guarantees

176.
The Seller warrants and represents that all Guarantees have irrevocably and unconditionally been obtained, are fully valid and have been transferred to the Company where necessary. The Seller warrants and represents that none of the Guarantees will be affected in whatsoever kind by the transfer of the Shares to the Purchaser.

f.	Limitations and Exclusions

177.	The Seller’s guarantee and liability shall be limited in case:

(i)
the Purchaser neglectfully does not within appropriate time take all reasonable steps it can take without the aid of the Seller and/or its Sub-Contractors to mitigate the damage, wherefore the Seller’s liability shall only encompass such damage which (a) could not reasonably have been avoided by the Purchaser and/or (b) such damage which has subsequently arisen due to the Seller’s negligence to aid the Purchaser after notification of such damage by the Purchaser;

(ii)
a defect, damage or deficiency results from supplies and services of Sub-Contractors requested by the Purchaser, wherefore the Seller shall be obliged to assume liability only to the extent of such Sub-Contractor’s’s liability obligations.

Acquisition Agreement	65/65

178.	Excluded from the Seller’s guarantee and liability are all defects, damages and/or deficiencies which:

(i)	are proven to not have their origin in bad material, faulty design or poor workmanship within the Seller’s, any of its Affiliate’s and/or its Sub-Contractors’ control; and/or

(ii)
do result from reasons beyond the Seller’s, any of its Affiliate’s and/or its Sub-Contractors’ control, e.g. those resulting from normal wear (general wear and tear like, but not limited to, electric overload, environmental pollution, electromagnetic disturbances); and/or

(iii)
which have their origin in improper maintenance, failure to observe the operating instructions, excessive loading, use of any unsuitable material, influence of chemical or electrolytic action, or resulting from other reasons beyond the Seller’s, any of its Affiliate’s and/or its Sub-Contractors control.

Y.	Consequences

179.
In case of violation of any of the above warranties and representations, such violation shall be regarded as a Material Breach of this Agreement, wherefore the terms and obligations as set forth in art. 215 et seq. herein shall apply.

CHAPTER 10 – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

A.	Corporate Organization

180.
The Purchaser warrants and represents to the Seller that the Purchaser is a company which is duly organized and validly existing under the laws of its jurisdiction of establishment, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

B.	No Violations

181.
The Purchaser warrants and represents to the Seller that neither the execution and delivery of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated hereby, will:

(i)
violate or constitute a breach of, or a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any law, rule, regulation, judgment, decree, ruling or order of any court, or governmental agency to which the Purchaser is subject, or under any agreement or instrument of the Purchaser or to which the Purchaser is subject or is a party, which violation, breach or default referred to in this clause;

(ii)	violate or constitute a breach of any term or provision of any contract, agreement, lease or other commitment which the Purchaser is a party or by which the Purchaser is bound;

(iii)	would have a Material Adverse Effect.

C.	Consents and Approvals

182.
The Purchaser warrants and represents to the Seller that no consents or approvals of or filings or registrations with any governmental authority or agency are required to be obtained in connection with:

(i)	the execution and delivery by the Purchaser of this Agreement and

(ii)	the consummation by the Purchaser of the transactions contemplated hereby.

D.	Authorization, Validity and Enforceability

183.
The Purchaser warrants and represents to the Seller that the Purchaser has full power and the authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms

184.
The Purchaser warrants and represents to the Seller that this Agreement constitutes the legal, valid and binding agreement of the Purchaser, and to the extent enforceable under the applicable laws, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally now or hereafter in effect.

185.
The Purchaser warrants and represents that there is no pending action, arbitrage or judicial procedure or administrative measure or any other case which could affect the validity or the due performance of the agreement. The Purchaser warrants and represents that to his knowledge no such proceedings are anticipated to commence during the term of this Agreement.

E.	Funds

186.
The Purchaser warrants and represents that the Purchaser has sufficient funds to complete the transactions contemplated herein and is able to pay the Purchase Price as set forth in art. 81 et seq. hereof.

Acquisition Agreement	66/66

CHAPTER 11 – CONFIDENTIALITY

A.	Confidential Information

187.
Any information in any form whatsoever (including, but not limited to, disclosure made in writing, orally or in the form of restricted websites, samples, graphics, machine-readable information, business-plans, agreements, services, customers, marketing and accounting, patents, patent-applications, research, product plans, products, developments, inventions, processes, designs, drawings, engineering, formulae, markets, software including source and object code, hardware configuration, algorithms, models, computer programs or otherwise) especially regarding, without being limited to, the acquisition of the Company and the Power Plant, the Parties of the acquisition, any and all details related to such acquisition, including, without being limited to, the Purchase Price, the content of this Agreement, the time schedule of the acquisition, any details regarding the construction of the Power Plant as well as other business information of the Purchaser and/or its Affiliates shall be considered to be confidential information (hereinafter referred to as: “Confidential Information”).

188.
Confidential Information shall also encompass all facts which are not open to the public and for which due to their nature it may be assumed that the Disclosing Party or any of its subsidiaries and Affiliates may want to keep them confidential such as, without being limited to:

(i)	all business and fabrication secrets of the Disclosing Party or any of its subsidiaries and Affiliates; and

(ii)	any information about customers and suppliers, contracts, partners, strategy and organization, financials and accounting of the Disclosing Party or any of its subsidiaries and Affiliates;

(iii)
and especially any information regarding the negotiation or contractual execution of mergers and acquisitions of companies, businesses, assets, know-how, licences, patents, trademarks as well as of any other right regardless of whether such negotiation and/or contractual execution is performed directly by the Disclosing Party or indirectly through a subsidiary or through one of its Affiliates.

189.	The term Confidential Information shall not include any information disclosed or either directly or indirectly made available by the Disclosing Party to the Receiving Party which:

(i)
is or becomes publicly available otherwise than through an act or negligence of the Receiving Party and, without being limited to, of any director, Employee, consultant, contractor, agent, and similar third party of the Receiving Party;

(ii)	is legitimately obtained at any time by the Receiving Party from a third party:

-	without restrictions in respect of disclosure or use; and

-
without such third party being either directly or indirectly subject to a confidentiality duty with regard to Confidential Information as defined in this Agreement or to a similar confidentiality duty towards the Disclosing Party or any of its subsidiaries and Affiliates; and

-
to the extent that it may be reasonable assumed by the nature of the information that Disclosing Party or any of its subsidiaries and Affiliates may not have an interest in keeping such information confidential, if such third party is not or only partially subject to a confidentiality duty.

190.
The term Confidential Information shall not include any information disclosed or either directly or indirectly made available by the Disclosing Party to the Receiving Party which must reasonably be used and/or disclosed by the Receiving Party for the successful operation of the Power Plant as well as in order to guarantee a gapless and complete insurance coverage of the Power Plant.

B.	Non Disclosure of Confidential Information

191.
According to the terms and provisions as set forth in this Chapter of this Agreement (hereinafter referred to as: “Confidentiality Obligation”), the Receiving Party and, without being limited to, any director, Employee, consultant, contractor, agent, and/or similar third party of the Receiving Party shall not disclose Confidential Information to any third party.

192.	In addition the Receiving Party shall be fully liable for:

(i)	any loss, theft or other inadvertent disclosure of Confidential Information;

(ii)	any disclosure of Confidential Information by own persons (including, but not limited to, present, former and future Employees, agents, consultants etc.) or by Affiliates towards third parties.

193.
The Receiving Party shall not be liable for unauthorised disclosure if it has not acted neglectfully and it has used the degree of care in safeguarding such Confidential Information as it is reasonably required by the circumstances and by the degree of confidentiality.

194.
The Receiving Party must in any case protect Confidential Information according the degree of care reasonably required by the degree of confidentiality and by the circumstances, and, upon becoming aware of such inadvertent or unauthorized disclosure, it must take reasonable measures to mitigate the effects of such disclosure and to prevent any further disclosure on its own cost.

C.	Use of Confidential Information

195.
The Receiving Party is entitled to use Confidential Information only to the extent as stipulated in this Confidentiality Obligation and for the purposes as defined in this Agreement. Any further use is explicitly excluded.

D.	Permitted disclosure of Confidential Information

a.	Disclosure within the structure of the Receiving Party

196.	The Receiving Party shall limit the dissemination of Confidential Information to its directors, Employees and consultants having a reasonable need to receive such information.

Acquisition Agreement	67/67

197.
Such directors, Employees and consultants are entitled to use the Confidential Information but only to the same extent the Receiving Party is permitted to do so under the restrictions of this Confidentiality Obligation.

198.
The Receiving Party hereby warrants that any director, Employee and consultant to which Confidential Information is disclosed will be bound and will abide by the terms of this Confidentiality Obligation.

b.	Disclosure to third parties

199.
The Parties acknowledge that the Receiving Party may disclose Confidential Information to its contractors, agents and any other third parties which do not qualify as directors, Employees or consultants of the Receiving Party only upon prior written consent of the Disclosing Party which may have an interest in keeping such Confidential Information confidential.

200.
The Receiving Party hereby warrants that any contractor, agent and any other third party to which Confidential Information is disclosed will be bound and will abide by the terms of this Confidentiality Obligation. The consent of the Disclosing Party shall depend upon prior presentation of such a non-disclosure agreement.

c.	Permitted disclosure

201.
Notwithstanding the provisions of this Confidentiality Obligation, the Receiving Party shall not be prevented to disclose Confidential Information and no liability will result thereof if such disclosure:

(i)	is in response to a valid order of a court or any other governmental body having jurisdiction over this Confidentiality Agreement or the entire Agreement.

(ii)	is otherwise required by law, provided that the Receiving Party, to the extent possible, has made all reasonable efforts:

-	to give prior written notice to the Disclosing Party which may have an interest in keeping such Confidential Information confidential; and

-	to protect the Confidential Information in connection with such disclosure.

E.	Copying and return of furnished Confidential Information

202.
The Receiving Party shall not be entitled to copy samples, models, computer programs, drawings, drafts, documents and other instruments furnished by the Disclosing Party hereunder and containing Confidential Information, unless and to the extent it is necessary for the purpose of this Agreement and for which the Confidential Information has been given by the Disclosing Party.

203.
All samples, models, computer programs, access codes to restricted-websites, drawings, drafts, documents and other instruments furnished hereunder and containing Confidential Information shall remain the property of the Disclosing Party. Upon the request such instruments or copies thereof shall be promptly returned or destroyed by the Receiving Party according to the instruction of the Disclosing Party or any of its subsidiaries and Affiliates.

F.	Indemnities, injunctive relief

204.
The Parties agree that each violation of the terms of this Confidentiality Obligation shall allow the Disclosing Party or any of its subsidiaries and Affiliates to claim damages from the Receiving Party. The Disclosing Party or any of its subsidiaries and Affiliates shall be obliged to deliver proof of actual damage.

205.	In addition to any other remedies that may be available, in law, in equity, provided in this Agreement or otherwise, Disclosing Party or any of its subsidiaries and Affiliates shall be entitled:

(i)
to obtain injunctive relief against the threatened breach of this Confidentiality Obligation or the continuation of any such breach by the Receiving Party, without the necessity of proving actual damages; and

(ii)
to be indemnified by the Receiving Party from any loss or harm, including but not limited to attorney’s fees, arising out of or in connection with any breach or enforcement of the Receiving Party’s obligations under this Confidentiality Obligation or the unauthorised use or disclosure of the Confidential Information.

G.	Term and Termination

206.	The provisions of this Confidentiality Obligation shall apply retroactively to any Confidential Information, which may have been disclosed prior to the Signing of this Agreement.

207.
This Confidentiality Obligation shall remain in force for a fixed period of ten (10) years from the Signing of this Agreement. After the end of this term of ten (10) years this Confidentiality Obligation is automatically renewed for a further term of one (1) year unless one Party terminates this Confidentiality Obligation by giving written notice with a notice period of six (6) months.

H.	No Rights Granted

208.
Nothing in this Confidentiality Obligation shall be construed as granting any rights under any patent, copyright or other Intellectual Property Right of either Party, nor shall this Confidentiality Obligation grant the Receiving Party any rights in or to the Confidential Information other than the limited right to review such Confidential Information solely for the purpose for which the Confidential Information has been given by the Disclosing Party.

Acquisition Agreement	68/68

I.	Successors and Assigns

209.
The term and conditions of this Confidentiality Obligation shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties, provided that Confidential Information may not be assigned without the prior written consent of the Disclosing Party. Nothing in this Confidentiality Obligation, express or implied, is intended to confer upon any Party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Confidentiality Obligation and/or this Agreement, except as expressly provided herein.

J.	Entire Agreement

210.
This Confidentiality Obligation constitutes the entire agreement regarding Confidential Information between the Parties pertaining to the subject matter hereof, and merges all prior agreements, negotiations and drafts between the Parties with regard to the transactions contemplated in this Agreement. Any and all other written or oral agreements existing between the Parties regarding such transactions are expressly cancelled.

CHAPTER 12 – SIGNING AND ENTERING INTO FORCE

A.	Signing Date and Procedure

211.
The Signing of this Agreement shall take place as mutually designated by the Parties hereto at the Signing Date. The Signing will take place by a simultaneously exchange of agreements properly signed by the Seller and the Purchaser, whereas the exchange of the signed Agreements via fax shall be deemed to be sufficient.

B.	Entering into Force

212.	This Agreement shall enter into force immediately after Signing by duly authorized officers of both Parties.

CHAPTER 13 – TERMINATION AND MATERIAL BREACH

A.	Termination

213.	This Agreement may be terminated at any time prior to the Closing:

(i)	by the mutual consent of the Purchaser and the Seller in a written instrument;

(ii)	by the Purchaser in case the Seller commits a Material Breach as set forth in art. 215 hereof.

B.	Effect of Termination

214.
In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to art. 213 et seq., no Party hereto (or any of its directors, officers, Employees, or agents) shall have any liability or further obligation to the other Party, except as provided herein and except that nothing herein will relieve any Party from any liability arising under this Agreement as a result of a breach thereof occurring prior to such termination.

C.	Material Breach

215.	A Material Breach shall be given whenever a Party:

(i)
has committed a severe breach or default of a contractual obligation, which includes, without being limited to, (a) disobeying, ignoring and/or not fulfilling the binding instructions given by the Purchaser as set forth in this Agreement (e.g. in art. 38), and (b) violations of the warranties and representations given by the Party; and

(ii)
the contractual obligation is an obligation which can be reasonably requested in order to achieve the successful acquisition of the Company and the Power Plant with the agreed specifications, including, without being limited to, the achievement of Grid Connection until the agreed Connection to Grid Date (e.g. no objectively impossible or illegal requests) or is an obligation set forth in this Agreement; and

(iii)	the severe breach or default has led to a disadvantage or even a damage which cannot easily be remedied.

216.	A Material Breach shall not be given in case the severe breach or default of a contractual obligation:

(i)
is based exclusively on binding instructions and/or directives given by the Purchaser to the Seller pursuant to art. 38 which lead to a severe breach or a default which has not been caused by unlawful intent or negligence of the Seller; or

(ii)	is based exclusively on actions undertaken by the Purchaser; or

(iii)	qualifies as Force Majeure as set forth in art. 224 et seq. of this Agreement and such severe breach or default has occured after Closing of this Agreement.

217.	The Parties acknowledge and agree that each Party shall be entitled to seek injunctive relief against the other Party in the event of a Material Breach without proof of actual damages.

a.	Material Breach of the Seller

218.	In case a Material Breach as set forth in art. 215 is committed by the Seller and such Material Breach is discovered prior to the Closing of this Agreement, the Purchaser shall be entitled:

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(i)
either to give written notice to the Seller to abide by the provisions set forth in this Agreement and rectify the situation within a period of ten (10) days or such longer period of time as stipulated by the Purchaser in the written notice, whereas the Seller shall perform any necessary repairs and/or changes to the Power Plant at its own costs; or

(ii)	to claim a reduction of the Purchase Price in proportion to the disadvantage and/or damage which has resulted from the Material Breach; or

(iii)	to terminate the entire Acquisition Agreement, in which case the entire Acquisition Agreement is terminated and no Purchase Price is owed by the Purchaser.

In case the Seller does not abide by the provisions of this Agreement and rectify the situation within the granted time frame as set forth in par. (i) above, the Purchaser shall be entitled to claim a reduction of the Purchase Price or to terminate the Acquisition Agreement according to par. (ii) and (iii) above.

Notwithstanding the Purchaser’s course of action, the Purchaser shall in any case of a Material Breach additionally be entitled to claim indemnification as set forth in Chapter 14 hereof.

219.	In case a Material Breach as set forth in art. 215 is committed by the Seller and such Material Breach is discovered after the Closing of this Agreement, the Purchaser shall be entitled:

(i)
either to give written notice to the Seller to abide by the provisions set forth in this Agreement and rectify the situation within a period of twenty (20) days or such longer period of time as stipulated by the Purchaser in the written notice, whereas the Seller shall perform any necessary repairs and/or changes to the Power Plant at its own costs; or

(ii)
to engage any third party to perform such necessary repairs and/or changes to the Power Plant, whereupon the Seller shall be obliged to cover the costs of such repairs and/or changes to the Power Plant.

In case the Seller does not abide by the provisions of this Agreement and rectify the situation within the granted time frame as set forth in par. (i) above, the Purchaser shall be entitled to engage a third party according to par. (ii) above.

Notwithstanding the Purchaser’s course of action, the Purchaser shall in any case of a Material Breach additionally be entitled to claim indemnification as set forth in Chapter 14 hereof.

220.
In case the Purchaser claims a reduction of the Purchase Price in proportion to the disadvantage and/or damage which has resulted from the Material Breach as foreseen in art. 218 par. (ii), the Purchaser shall be entitled to directly deduct such amount from the Purchase Price.

The reduction shall amount to:

(i)
the actual damage to the Power Plant or any part thereof resulting directly from the Material Breach, whereas the monetary amount of such damage shall be determined by the invoices for the repairs of the damage, including VAT and any other charges for the repairs; plus

(ii)
the consequential damage to the Power Plant or any part thereof resulting indirectly from the Material Breach, whereas the monetary amount of such damage shall be determined by the invoices for the repairs of the damage, including VAT and any other charges for the repairs; plus

(iii)	the loss of profit resulting from a delay of Grid Connection, reduced Capacity of the Power Plant and/or reduced Feed-in Tariff, all resulting directly or indirectly from the Material Breach.

221.	In case only a part of the Power Plant reaches Grid Connection at the Grid Connection Date, the Purchaser shall be entitled:

(i)
to demand the continuation of the construction of the remaining parts in order to achieve Grid Connection of the remaining parts, whereas the Purchaser may claim a reduction of the Purchase Price which shall be calculated according to the regulations as set forth in art. 220 hereof;

(ii)
to demand that the Seller shall not continue with the construction of the remaining parts, whereas the Purchaser will acquire only the Power Plant with the parts that have achieved Grid Connection, in which case the Purchase Price shall be recalculated on the basis of the Capacity which has effectively been reached and for which Grid Connection has been achieved;

(iii)	to negotiate an individual agreement with the Seller based on the particular case, without prejudice to any of the Purchaser’s rights under this Agreement;

(iv)	to terminate the entire Acquisition Agreement, in which case the entire Acquisition Agreement is terminated and no Purchase Price is owed by the Purchaser.

222.
The Purchaser shall in any case of a Material Breach be entitled to claim indemnification for any suffered damage, which includes, without being limited to, indemnification for actual and direct damage, for indirect and consequential damage and for loss of profit, as set forth in Chapter 14 hereof.

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b.	Material Breach of the Purchaser

223.
In case a Material Breach is committed by the Purchaser, the Seller shall give written notice to the Purchaser to abide by the provisions set forth in this Agreement and rectify the situation within a period of twenty (20) days. In case the Purchaser does not or cannot rectify the Material Breach within the aforementioned time frame, the Seller shall be entitled to claim interest on the Purchase Price in the amount of five (5) percent p.a.

The Seller shall not be entitled to claim any further indemnification based on the Material Breach of the Purchaser.

D.	Force Majeure

224.	As Force Majeure shall be designated any severe breach or default of a contractual obligation of which the Party which has committed such breach or default can prove that:

(i)	its failure to perform was caused by an impediment beyond its reasonable control which has not directly or indirectly been caused by the Party;

(ii)	it could not reasonably have been expected to have taken the occurrence of the impediment into account at the time of the Signing of the Agreement; and

(iii)	it could not reasonably have avoided or overcome the effects of the impediment.

225.
Where a Party commits any severe breach or default of a contractual obligation because of default by a third party whom it has engaged to perform the whole or part of the Agreement, such breach or default shall be regarded as Force Majeure only in case the Party:

(i)	establishes the requirements set out in art. 224; and

(ii)	proves that the same requirements apply to the third party.

226.	As impediment as set forth in art. 224 (i) and (ii) hereof shall in any case be regarded the occurrence of one or more of the following events:

(i)
war (whether declared or not), armed conflict or the serious threat of the same (including, without limitation, hostile attack, blockade or military embargo), hostilities, invasion, act of a foreign enemy, and/or extensive military mobilisation;

(ii)	civil war, riot, rebellion, revolution, military or usurped power, insurrection, civil commotion or disorder, mob violence, and/or act of civil disobedience;

(iii)	act of terrorism;

(iv)
act of authority whether lawful or unlawful, compliance with any law or governmental order, rule, regulation or direction, curfew restriction, expropriation, compulsory acquisition, seizure of works, requisition, and/or nationalization;

(v)
act of God, plague, epidemic, natural disaster including, without limitation, violent storm, cyclone, typhoon, hurricane, tornado, blizzard, earthquake, volcanic activity landslide, tidal wave, tsunami, flood, damage or destruction by lightning, and/or drought;

(vi)	act of sabotage or piracy;

(vii)	explosion, fire, destruction of machines, equipment, factories and of any kind of installation, prolonged breakdown of transport, telecommunication or electric current; or

(viii)	general or regional labour disturbance including, but not limited to, boycott, strike and lock-out, go-slow, or occupation of factories and premises.

CHAPTER 14 - INDEMNIFICATION

A.	Indemnification by the Seller

227.
The Seller shall indemnify and hold harmless the Purchaser, any Affiliate thereof and the directors, officers and Employees of the Purchaser or any such Affiliate from and against any and all Losses arising out of any breach by the Seller of any representation, warranty, agreement or covenant herein, out of any liabilities of the Company related to the period prior to the Closing of this Agreement directly or indirectly, and out of any claim of any Employees or ex-employees arising out of any act or omission by the Seller or the Company or any other act or occurrence relating to employment during the period prior to the Closing of this Agreement, of which the Purchaser gives notice to the Seller within twenty (20) years after the Closing and except for indemnifications related to Taxes, which shall survive for 10 years after Closing. Exception to such indemnification by the Seller is made for Losses and claims which are directly or indirectly predominantly caused by the Purchaser, e.g. the Purchaser’s instruction to the Seller prior to the Closing.

B.	Indemnification by the Purchaser

228.
The Purchaser shall indemnify and hold harmless the Seller and the directors, officers and Employees of the Seller from and against any and all Losses arising out of any breach by the Purchaser of any representation, warranty, agreement or covenant herein of which the Seller gives notice to the Purchaser within two years after the Closing of this Agreement.

C.	Limitation of Indemnification Obligations

229.	Notwithstanding the provisions of art. 227 to art. 228, the following limits shall apply to the indemnification and hold harmless undertaking of either Party hereto:

Acquisition Agreement	71/71

(i)
neither the Purchaser nor the Seller shall be required to indemnify the other party unless the amount of any such indemnification obligations exceed EUR 10’000 (Euro tenthousand), in the case of tax claims in the aggregate and, in such event, the Purchaser or the Seller (as appropriate) shall be responsible for the entire amount of such obligation;

(ii)	in no event shall the Purchaser be obliged to indemnify the Seller in an amount in excess of EUR 50’000 (Euro fiftythousand). These limitation shall not apply to any obligation under Chapter 9

230.
Consistent with art. 227 to art. 228, all indemnification payments made pursuant to this Chapter shall be in such amounts so that the net effect thereof is to place the indemnified party in the same position it would have been had if the loss for which indemnification is given had not occurred. Each Person seeking indemnification hereunder shall correct or mitigate, to the extent practicable, any loss suffered by such Person for which indemnification is claimed, and the indemnifying party shall be liable only for the amount thereof which is net of any insurance proceeds, tax savings realized or to be realized and other amounts paid by, or offset against any amount owed to, any Person not a party to this Agreement. If a Person which has a right of indemnification under this Chapter reasonably can, by expenditure of money, mitigate or otherwise reduce or eliminate any loss for which indemnification would otherwise be claimed, such Person shall take such action and shall be entitled to reimbursement for such expenditures.

231.	Any Person who may be eligible for indemnification hereunder shall not voluntarily assist any third party in bringing any claims that would trigger indemnification hereunder.

D.	Procedure; Conditions to Indemnification

232.	A Party’s right to obtain indemnification or to be held harmless pursuant to art. 227 to art. 228 shall be subject to the following:

(i)
Notice. Each party hereunder which believes itself being entitled to be indemnified or held harmless pursuant to art. 227 to art. 228 (hereinafter referred to as the: “Indemnified Party”) shall provide prompt notice in writing to each party from which the indemnity or hold harmless may be sought hereunder (hereinafter referred to as the: “Indemnifying Party”) upon the Indemnified Party’s obtaining knowledge of facts indicating that there may be a basis for a claim by the Indemnified Party for indemnification or to be held harmless under the provisions of this Chapter. Such notice shall be provided as soon as is reasonably practicable under the circumstances subsequent to obtaining knowledge of facts as above stated or receipt by the Indemnified Party of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party, with respect to any matter as to which the Indemnified Party may be entitled to indemnification or to be held harmless under the provisions of this Chapter. Every notice in writing provided by an Indemnified Party to an Indemnifying Party under this provision shall include a statement by the Indemnified Party of the information which the Indemnified Party then has with respect to the subject matter of the claim by the Indemnified Party and of the third party claim which is the subject of the notice, including a statement of the amount of the claim for which indemnity or hold harmless is sought. The Indemnifying Party shall not be obliged to indemnify or to hold harmless the Indemnified Party for any claims, including claims by third parties, as to which prompt notice as required above has not been provided to the extent the amount required to discharge a claim by a third party, through settlement or otherwise, has increased due to any delay in providing the notice or any inaccuracies or insufficiencies in the provision of information by the Indemnified Party. Only to the extent that there is an unreasonable delay in the notification of the Indemnifying Party by the Indemnified Party and to the extent that the Indemnifying Party is thereby adversely affected, the Indemnifying Party shall be released to the extent of its damage thereby. For the avoidance of doubt, the Purchaser is relieved from any provisions of law which may oblige the Purchaser to conduct an inspection or examination of the Company as a condition to claim any indemnification from the Seller.

(ii)
Right to Contest and Defend. The Indemnifying Party shall be entitled, at its own cost and expense, to contest and defend any claim by a third party with respect to which it has been provided notice by an Indemnified Party under the provisions of this Chapter. The Indemnifying Party shall, within a reasonable time in light of the circumstances then existing, provide the Indemnified Party notice of the Indemnifying Party’s election to so contest and defend a third party claim.

(iii)
Right to Control. The Indemnifying Party shall have complete and exclusive control of all matters relating to the defence of every third party claim as to which it has issued notice of its election to contest and defend pursuant to the above sub-paragraph (ii). In such event, the Indemnifying Party may elect to conduct the defence in its own name or in the name of the Indemnified Party. Unless the Indemnifying Party reasonably determines that participation would not facilitate the defence of the third party claim, the Indemnified Party shall be permitted, at its own expense, to participate in proceedings and to be represented by attorneys of its own choosing with respect to any such third party claim; provided, however, no such participation by an Indemnified Party shall limit in any respect the Indemnifying Party’s full authority to determine all action to be taken with respect to the third party claim.

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(iv)
Cooperation. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in contesting any claim that the Indemnifying Party elects to contest, or, if appropriate in the Indemnifying Party’s sole judgment, in making any counterclaim against the Person asserting the third party claim, or any cross-complaint or third party complaint against any Person, and shall take such other action as may be reasonably requested by an Indemnifying Party to reduce or eliminate any loss or expense for which the Indemnifying Party would be responsible. The Indemnifying Party shall reimburse the Indemnified Party for the additional, actual and reasonable costs incurred by the Indemnified Party in and for the performance of such cooperative activities specifically requested by the Indemnifying Party.

(v)
Right to Abandon. Pay or Compromise Third Party Claims. At any time after an Indemnifying Party has elected to contest and defend a third party claim pursuant to the above sub-paragraph (ii), the Indemnifying Party may determine to abandon such contest or to pay or compromise the third party claim, in which event the Indemnifying Party shall provide the Indemnified Party notice in writing of such determination. The Indemnified Party shall cooperate fully and assist in all activities necessary to accomplish the abandonment, payment or compromise of the third party claim by the Indemnifying Party, including the execution of all required agreements or other documents, unless the Indemnified Party shall provide notice in writing within five days of receipt of notice of the Indemnifying Party’s determination that the Indemnified Party objects to such determination of abandonment, payment or compromise. In the event the Indemnified Party determines that the contest should continue, the Indemnifying Party shall be liable to the Indemnified Party hereunder only to the extent of the lesser of:

(a)
the amount which the other party to the contested third party claim had agreed to accept in payment or compromise as of the time of the Indemnifying Party’s notice to the Indemnified Party, less any expense incurred by the Indemnifying Party by reason of the Indemnified Party’s determination to continue the contest, or

(b)
such amount for which the Indemnifying Party may be liable with respect to such claim by reason of the provisions hereof, less any expense incurred by the Indemnifying Party by reason of the Indemnified Party’s determination to continue the contest.

(vi)
Indemnifying Party’s Election not to Contest or Defend a Third Party Claim. Should an Indemnifying Party elect, subsequent to receipt of the notice provided for in the above sub-paragraph (i), not to contest and defend a third party claim, the Indemnifying Party shall be bound to provide indemnification or hold harmless in conformance with the result obtained with respect thereto by the Indemnified Party; provided that the amount of indemnification (or hold harmless) shall not exceed the amount stated in the notice provided for in the above sub-paragraph (i) and the Indemnified Party shall have acted reasonably and in good faith in all matters relating to said third party claim.

(vii)
Right to Participate. In any proceeding with respect to which the Indemnifying Party has elected not to contest and defend, the Indemnified Party shall permit the Indemnifying Party and its counsel to be present at, and to participate in, conferences with all Persons, including any governmental authorities, asserting any claim against the Indemnified Party or conferences with representatives of or counsel for such Persons.

E.	Exclusivity

233.
Each Party’s right to indemnification for breach of representation, warranty, agreement or covenant under this Chapter shall preclude any other monetary award (whether at law or in equity) from the Indemnifying Party and shall preclude assertion by such party of any right to any such monetary award from the Indemnifying Party.

CHAPTER 15 - MISCELLANEOUS

A.	Notices of Default

234.
The Purchaser and the Seller shall each promptly give written notice to the other Party upon becoming aware of the impending or threatened occurrence of any event which could reasonably be expected to cause or constitute a breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement.

B.	Assignment

235.
Neither this Agreement nor any of the rights, interests and/or obligations of either Party hereunder may be assigned by either of the parties hereto without the prior written consent of the other Party.

The Parties acknowledge that the Purchaser shall in any case be entitled to transfer any rights, interests and/or obligations out of the Acquisition Agreement without consent to any third party.

C.	Severability

236.
In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform such illegal, invalid or unenforceable provision unless reforming or deleting the provision held invalid shall substantially impair the benefits of the remaining portion of this Agreement. The same shall apply with regard to contractual lacunas. To the extent that the transfer of shares as foreseen in this Acquisition Agreement requires a separate share transfer/assignment agreement, such share transfer/assignment agreement shall not prejudice any of the rights and obligations of the Parties contained in this Acquisition Agreement and this Acquisition Agreement shall remain in force.

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D.	Binding Effect

237.	This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

E.	Notices

238.
All notices, requests, demands, consents and other communications given or required to be given under this Agreement shall be in writing and delivered to the applicable Party at the address indicated on the first page, or, as to each Party at such other address as shall be designated by such Party in a written notice to the other Party complying as to delivery with the terms of this article. All notices shall be in writing and may be sent by facsimile, or registered or certified mail, return receipt requested, postage prepaid. Notice shall be effective upon actual receipt thereof.

F.	Entire Agreement

239.
This Agreement contains the entire understanding of and all agreements between the Parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters, which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement between the Parties hereto previously entered into, to the extent not inconsistent with any provisions of this Agreement, shall continue to apply. This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest.

G.	Third Party Beneficiaries

240.
Except as expressly provided in this Agreement, the parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto.

H.	Waiver

241.
The waiver of any breach of any provision under this Agreement by any Party shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

I.	Expenses

242.
Unless specifically provided otherwise in this Agreement, each Party shall bear and pay all costs and expenses which it incurs, or which may be incurred on its behalf in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate regulatory authorities.

J.	Language of the Agreement

243.
Unless otherwise specified, the ruling language of this Agreement and any disputes or differences decided in relation to it is English. If there are versions of any part of the Agreement that are written in more than one language, the version that is in the ruling language will prevail.

244.
Unless otherwise agreed in writing, the language for day-to-day communications between the Parties shall be the ruling language. Minor communications that do not need to be recorded may be in any language

K.	Good Faith

245.
In carrying out their obligations under this Agreement the Parties will act in accordance with the principles of good faith and fair dealing. The provisions of this Agreement, as well as any statements made by the Parties in connection with it, shall be interpreted in accordance with the principles of good faith and fair dealing.

246.
Good faith and fair dealing in this context includes, without limiting this duty, the duty to co-operate, not to intentionally mislead, and to carry out the Agreement to the mutual benefit of both Parties, accepting that each is entitled to achieve its reasonable objectives, and requires the Parties to:

(i)	share information relevant to the other Party, subject only to obligations of confidentiality;

(ii)	co-operate and consult in such manner as necessary to achieve the completion of the construction and/or the acquisition;

(iii)	warn of the potential consequences, including cost consequences, of proposed actions;

(iv)	avoid unnecessary interference in each other’s activities, and

(v)	respond to enquiries in a timely manner, which, if possible, will not impede the progress of the construction and/or the acquisition.

Whenever consultation is required by this Agreement, it means there shall be a direct exchange of opinions prior to any final decisions being taken about the matter requiring consultation

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L.	Governing Law

247.
This Agreement shall be governed by and interpreted in accordance with the substantive laws of Switzerland at the exclusion of any norms of international private law regulating the collision of norms as well as at the exclusion of the UN-Convention on the International Sale of Goods (CISG).

248.
To the extent that the transfer of shares as foreseen in this Acquisition Agreement requires a separate share transfer/assignment agreement subject to any other law than the law agreed in art. 247, such law shall be applicable exclusively for the aforementioned share transfer/ assignment agreement.

M.	Jurisdiction

249.
The Parties hereby agree to submit to the exclusive jurisdiction of the ordinary courts of Zurich with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

N.	Counterparts

250.	This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

* * * *

IN WITNESS WHEREOF, the Parties hereto have caused this Annexe to be executed by their duly authorized officers as of the date written below.

Zurich, this	2nd of March 2010.	Place/Date:	02/03/2010

The Purchaser:		The Seller:

GPR Global Power Resources Ltd.		Prime Sun Power Inc.

/s/ Sascha Stanimirov		/s/ Olivier de Vergnies
Sascha Stanimirov		Olivier de Vergnies